Exhibit 4

EXECUTION COPY

Published CUSIP Number (Deal):
Published CUSIP Number (Revolver):

CREDIT AGREEMENT

Dated as of November 20, 2013

among

MOLEX ELECTRONIC TECHNOLOGIES, LLC,

as Company,

THE BANKS AND FINANCIAL INSTITUTIONS NAMED HEREIN,

as Lenders,

THE BANKS NAMED HEREIN

as L/C Issuers,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Swing Line Lender

JPMORGAN CHASE BANK, N.A., acting through its Hong Kong Branch as Hong Kong Sub-Agent

J.P. MORGAN EUROPE LIMITED

as London Sub-Agent

HSBC BANK USA, NATIONAL ASSOCIATION

SUMITOMO MITSUI BANKING CORPORATION

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

THE NORTHERN TRUST COMPANY and

U.S. BANK NATIONAL ASSOCIATION,

as Co- Documentation Agents

THE ROYAL BANK OF SCOTLAND PLC

MERRILL LYNCH, PIERCE FENNER & SMITH INCORPORATED

STANDARD CHARTERED BANK and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co- Syndication Agents

J.P. MORGAN SECURITIES LLC

RBS SECURITIES INC.

MERRILL LYNCH, PIERCE FENNER & SMITH INCORPORATED

STANDARD CHARTERED BANK and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Book Managers

Molex Credit Agreement

i

3.07	Survival	82

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01	Conditions to Effectiveness	82
4.02	Conditions of Initial Credit Extension	83
4.03	Initial Credit Extension to Each Designated Subsidiary	85
4.04	Conditions to all Credit Extensions after the Closing Date	86
4.05	Conditions to each Extension of Maturity Date	86

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power	87
5.02	Authorization; No Contravention	87
5.03	Governmental Authorization; Other Consents	87
5.04	Binding Effect	87
5.05	Financial Statements; No Material Adverse Effect	87
5.06	Litigation	88
5.07	Subsidiaries; Equity Interests; Loan Parties	88
5.08	Margin Regulations; Investment Company Act	88
5.09	Disclosure	88
5.10	Anti-Corruption Laws and Sanctions	89
5.11	Solvency	89

ARTICLE VI
AFFIRMATIVE COVENANTS

6.01	Financial Statements	89
6.02	Certificates; Other Information	90
6.03	Notices	92
6.04	Payment of Obligations	92
6.05	Preservation of Existence, Etc.	92
6.06	Maintenance of Properties	93
6.07	Maintenance of Insurance	93
6.08	Compliance with Laws	93
6.09	Books and Records	93
6.10	Inspection Rights	93
6.11	Use of Proceeds	93

ARTICLE VII
NEGATIVE COVENANTS

7.01	Liens	94
7.02	Indebtedness	95
7.03	Fundamental Changes	96
7.04	Dispositions	96

7.05	Change in Nature of Business	97
7.06	Transactions with Affiliates	97
7.07	Burdensome Agreements	97
7.08	Use of Proceeds	98
7.09	Financial Covenants	98

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	98
8.02	Remedies upon Event of Default	100
8.03	Collection Allocation Mechanism	101
8.04	Application of Funds	102

ARTICLE IX
ADMINISTRATIVE AGENT

9.01	Appointment and Authority	103
9.02	Rights as a Lender	104
9.03	Exculpatory Provisions	104
9.04	Reliance by Administrative Agent	105
9.05	Delegation of Duties	105
9.06	Resignation of Administrative Agent	105
9.07	Non-Reliance on Administrative Agent and Other Lenders	106
9.08	No Other Duties, Etc.	107
9.09	Administrative Agent May File Proofs of Claim	107

ARTICLE X
CONTINUING GUARANTY

10.01	Guaranty; Limitation of Liability	107
10.02	Guaranty Absolute	108
10.03	Waivers and Acknowledgments	109
10.04	Subrogation	110
10.05	Reserved	111
10.06	Subordination	111
10.07	Continuing Guaranty; Assignments	111

ARTICLE XI
MISCELLANEOUS

11.01	Amendments, Etc.	112
11.02	Notices; Effectiveness; Electronic Communications	114
11.03	No Waiver; Cumulative Remedies; Enforcement	116
11.04	Expenses; Indemnity; Damage Waiver	116
11.05	Payments Set Aside	118
11.06	Successors and Assigns	119
11.07	Treatment of Certain Information; Confidentiality	124

11.08	Right of Setoff	125
11.09	Designated Subsidiaries	125
11.10	Interest Rate Limitation	127
11.11	Counterparts; Integration; Effectiveness	127
11.12	Survival of Representations and Warranties	127
11.13	Severability	127
11.14	Replacement of Lenders	128
11.15	Affiliated Lenders	128
11.16	Governing Law; Jurisdiction; Etc.	130
11.17	Waiver of Jury Trial	131
11.18	No Advisory or Fiduciary Responsibility	132
11.19	Electronic Execution of Assignments and Certain Other Documents	132
11.20	USA PATRIOT Act	132

SIGNATURES		S-1

SCHEDULES

I                                           Existing Letters of Credit

II                                      Pre-Closing Approved Designated Subsidiaries

2.01                        Commitments and Applicable Percentages

5.07                        Subsidiaries and Other Equity Investments; Loan Parties

7.01                        Existing Liens

7.02                        Existing Indebtedness

7.07                        Burdensome Agreements

11.02                 Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A                                       Committed Loan Notice

B                                       Swing Line Loan Notice

C                                       Revolving Credit Note

D                                       Compliance Certificate

E-1                             Assignment and Assumption

E-2                             Administrative Questionnaire

F-1                              Opinion of Latham & Watkins LLP

F-2                              Opinion of Counsel for Designated Subsidiary

G                                       Solvency Certificate

H                                      Designation Agreement

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of November 20, 2013 among MOLEX ELECTRONIC TECHNOLOGIES, LLC, a Delaware limited liability company (the “Company”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), the L/C Issuers (as hereinafter defined) and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.

PRELIMINARY STATEMENTS:

The Company has requested that the Lenders provide a revolving credit facility to it and certain of its Subsidiaries to be designated by it in accordance with the terms hereof, and the Lenders have indicated their willingness to lend and the L/C Issuers have indicated their willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01                        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Business” means Molex Incorporated.

“Acquisition” means the acquisition by a Subsidiary of the Company of all of the outstanding Shares, other than Excluded Shares (as such terms are defined in the Acquisition Agreement), pursuant to the Acquisition Agreement and the merger of the Acquired Business into such Subsidiary after which the Acquired Business will be a wholly-owned Subsidiary of the Company.

“Acquisition Agreement” has the meaning set forth in Section 4.02(b).

“Acquisition Agreement Representations” means such representations and warranties made by or with respect to the Acquired Business and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Company has or any of its Affiliates has the right to terminate its obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement, as a result of a breach of such representations in the Acquisition Agreement.

“Administrative Agent” means JPMorgan Chase Bank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent and (i) in reference to the Loans made (or to be made) to Borrowers organized under the laws of Japan, Hong Kong or Singapore (or a political subdivision thereof), includes the Hong Kong Sub-Agent as the context may require and (ii) in reference to the Loans made (or to be made) to Borrowers organized under the laws of a European country (or a political subdivision thereof), includes the London Sub-Agent as the context may require.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Lender” means any Lender that is Koch or an Affiliate of Koch (other than the Company or any of its Subsidiaries).

“Affiliated Lender Cap” has the meaning set forth in Section 11.15(a)(iii).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Alternative Currency” means (a) in respect of the Revolving Credit Facility, each of Euro, Sterling, Yen, Canadian Dollars, Singapore Dollars or any other lawful currency that is freely transferable into Dollars as may be reasonably approved by the Revolving Credit Lenders and the applicable L/C Issuers in the case of a L/C Advance, (b) in respect of the Canadian Sub-Facility, Canadian Dollars or any other lawful currency that is freely transferable into Dollars as may be reasonably approved by the Canadian Sub-Facility Lenders, (c) in respect of the Italian Sub-Facility, Euro or any other lawful currency that is freely transferable into Dollars as may be reasonably approved by the Italian Sub-Facility Lenders, (d) in respect of the Japanese Sub-Facility, each of Euro, Yen or any other lawful currency that is freely transferable into Dollars as may be reasonably approved by the Japanese Sub-Facility Lenders and the Hong Kong Sub-Agent, (e) in respect of the Singapore Sub-Facility, each of Euro, Singapore Dollars or any other lawful currency that is freely transferable into Dollars as may be reasonably approved by the Singapore Sub-Facility Lenders and the Hong Kong Sub-Agent and (f) in respect of the Swiss Sub-Facility, each of Euro, Swiss Francs or any other lawful currency that is freely transferable into Dollars as may be reasonably approved by the Swiss Sub-Facility Lenders.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” means (a) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, (b) in respect of any Sub-Facility, with respect to any Lender that has (or has an Affiliate that has) a Non-Local Sub-Facility Commitment with respect thereto at any time, the percentage (carried out to the ninth decimal place) of the applicable Sub-Facility represented by such Lender’s applicable Non-Local Sub-Facility Commitment at such time and (c) in respect of any Local Sub-Facility, with respect to any Lender that has (or has an Affiliate that has) a Local Sub-Facility Commitment with respect to the applicable Sub-Facility at any time, the percentage (carried out to the ninth decimal place) of the applicable Local Sub-Facility represented by such Lender’s applicable Local Sub-Facility Commitment at such time.  If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments.  If the commitment of each Non-Local Sub-Facility Lender under a Non-Local Sub-Facility to make Non-Local Sub-Facility Loans under such Non-Local Sub-Facility has been terminated pursuant to Section 8.02, or if the applicable Non-Local Sub-Facility Commitments have expired, then the Applicable Percentage of each Non-Local Sub-Facility Lender in respect of such Non-Local Sub-Facility shall be determined based on the Applicable Percentage of such Non-Local Sub-Facility Lender in respect of the applicable Non-Local Sub-Facility most recently in effect, giving effect to any subsequent assignments.  If the commitment of each Local Sub-Facility Lender under a Local Sub-Facility to make Local Sub-Facility Loans under such Local Sub-Facility has been terminated pursuant to Section 8.02, or if the applicable Local Sub-Facility Commitments have expired, then the Applicable Percentage of each Local Sub-Facility Lender in respect of such Local Sub-Facility shall be determined based on the Applicable Percentage of such Local Sub-Facility Lender in respect of the applicable Local Sub-Facility most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender in respect of the Revolving Credit Facility, each Non-Local Sub-Facility and each Local Sub-Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

	Applicable Rate
Pricing Level	Debt Ratings S&P/Moody’s	Facility Fee	Ticking Fee	Eurocurrency Rate and Letters of Credit	Base Rate
1	A/A2 or better	0.080%	0.080%	0.795%	0.000%
2	A-/A3	0.100%	0.100%	0.800%	0.000%
3	BBB+/Baa1	0.150%	0.150%	0.850%	0.000%
4	BBB/Baa2	0.200%	0.200%	1.050%	0.050%
5	BBB-/Baa3	0.250%	0.250%	1.250%	0.250%
6	BB+/Ba1 or worse	0.300%	0.300%	1.575%	0.575%

“Debt Rating” means, as of any date of determination, the Company’s corporate family rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”); provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 6 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (c) if the Company has only one Debt Rating (except due to circumstances beyond the Company’s control, in the reasonable determination of the Administrative Agent), the Pricing Level that is one level lower than that of such Debt Rating shall apply; provided that if the Company has only one Debt Rating due to circumstances beyond the Company’s control, then the Pricing Level for the Debt Rating of such remaining rating agency shall apply; and (d) if the Company does not have any Debt Rating, Pricing Level 6 shall apply.

The Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.02(a)(vi).  Each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, the amount (expressed as a percentage carried out to the ninth decimal place) represented by (i) (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (1) the aggregate principal amount of all Loans made by such Lender (in its capacity as a Lender) or, in the case of any Sub-Facility Loans, an Affiliate of such Lender, and outstanding at such time, plus (2) such Lender’s percentage participation interest in (A) the aggregate Outstanding Amount of all the L/C Obligations and (B) the aggregate principal amount of all Swing Line Loans then outstanding divided by (ii) the amounts described in clause (i) for all Revolving Credit Lenders.  If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Revolving Credit Percentage of each Revolving Credit Lender shall be determined based on the Applicable Revolving Credit Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments.

“Appropriate Lender” means, at any time, (a) with respect to the Revolving Credit Facility, a Lender that has a Revolving Credit Commitment or holds a Revolving Credit Loan at such time, (b) with respect to any Non-Local Sub-Facility, a Lender that has a Commitment with respect to such Facility or holds a Non-Local Sub-Facility Loan under such Non-Local Sub-Facility at such time, (c) with respect to any Local Sub-Facility, a Lender that has a Commitment with respect to such Local Sub-Facility or holds a Local Sub-Facility Loan under such Sub-Facility at such time, (d) with respect to the Letter of Credit Sublimit, (i) the L/C Issuers and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (e) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if

any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means J.P. Morgan Securities LLC, RBS Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Standard Chartered Bank and Wells Fargo Securities, LLC, their capacities in its capacity as joint lead arrangers and joint book managers.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Acquired Business and its Subsidiaries for the fiscal year ended June 30, 2013, and the related consolidated statements of income or operations, members’ equity (or shareholders’ equity, as applicable) and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Availability Period” means in respect of each Lender, the period from and including the Closing Date to the earliest of (i) the Maturity Date applicable to such Lender, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by JPMorgan Chase Bank as its “prime rate”, and (c) the Eurocurrency Rate plus 1.00%.  The “prime rate” is a rate set by JPMorgan Chase Bank as its “prime rate” based upon various factors including JPMorgan Chase Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing loans at its “prime rate”, which may be priced at, above, or below such announced rate.  Any change in such rate announced by JPMorgan Chase Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Credit Loan made to the Company or a Domestic Subsidiary denominated in Dollars that bears interest based on the Base Rate.

“Borrowers” means, collectively, the Company and the Designated Subsidiaries from time to time.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Sub-Facility Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York and (a) if the applicable Business Day relates to any Eurocurrency Rate Loans (other than Eurocurrency Rate Loans denominated in Canadian Dollars), on which dealings are carried on in the London interbank market and banks are open for business in London and in the country of issue of the currency of such Eurocurrency Rate Loan (or, in the case of a Eurocurrency Rate Loan denominated in Euro, a day that is also a TARGET Day), (b) if the applicable Business Day relates to any Eurocurrency Rate Loans denominated in Canadian Dollars, on which banks are open for business in Toronto, (c) if the applicable Business Day relates to any Eurocurrency Rate Loans administered by the Hong Kong Sub-Agent, on which banks are open for business in Hong Kong and (d) if the applicable Business Day relates to any Eurocurrency Rate Loans under a Local Sub-Facility, on which banks are open for business in the jurisdiction of organization of the applicable Borrower.

“Canadian Dollars” means lawful money of Canada.

“Canadian Local Sub-Facility” means, at any time, the aggregate amount of the Canadian Sub-Facility Lenders’ Canadian Local Sub-Facility Commitments at such time.

“Canadian Local Sub-Facility Commitment” means, as to each Canadian Sub-Facility Lender, its obligation to make Canadian Local Sub-Facility Loans to the Canadian Sub-Facility Borrowers pursuant to Section 2.01(c), in an aggregate principal amount at any one time outstanding not to exceed the amount, and in the Dollar Equivalent for each respective currency listed for the jurisdiction, set forth opposite such Lender’s name on Schedule 2.01 under the caption “Canadian Local Sub-Facility Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Canadian Local Sub-Facility Loan” has the meaning specified in Section 2.01(c).

“Canadian Non-Local Sub-Facility” means, at any time, the aggregate amount of the Canadian Sub-Facility Lenders’ Canadian Non-Local Sub-Facility Commitments at such time.

“Canadian Non-Local Sub-Facility Commitment” means, as to each Canadian Sub-Facility Lender, its obligation to make Canadian Non-Local Sub-Facility Loans to the Canadian Sub-Facility Borrowers pursuant to Section 2.01(c), in an aggregate principal amount at any one time outstanding not to exceed the amount, and in the Dollar Equivalent for each respective currency listed for the jurisdiction, set forth opposite such Lender’s name on Schedule 2.01 under the captions “Canadian Non-Local Sub-Facility Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Canadian Non-Local Sub-Facility Loan” has the meaning specified in Section 2.01(c).

“Canadian Sub-Facility” means, the Canadian Local Sub-Facility and the Canadian Non-Local Sub-Facility.

“Canadian Sub-Facility Borrowers” means each Designated Subsidiary organized under the laws of Canada.

“Canadian Sub-Facility Borrowing” means a borrowing consisting of Canadian Sub-Facility Loans having the same Interest Period made by each of the Canadian Sub-Facility Lenders pursuant to Section 2.01(c).

“Canadian Sub-Facility Commitments” means the Canadian Local Sub-Facility Commitments and the Canadian Non-Local Sub-Facility Commitments.

“Canadian Sub-Facility Lender” means, at any time, any Lender that has a Canadian Sub-Facility Commitment at such time.

“Canadian Sub-Facility Loans” means the Canadian Local Sub-Facility Loans and the Canadian Non-Local Sub-Facility Loans.

“Canadian Sub-Facility Note” means a promissory note made by a Canadian Sub-Facility Borrower in favor of a Canadian Sub-Facility Lender evidencing Canadian Sub-Facility Loans made by such Canadian Sub-Facility Lender, substantially in the form of Exhibit C.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP in effect on the date hereof, recorded as capitalized leases.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, L/C Issuers or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“CDOR Rate” means for any Interest Period, the Canadian deposit offered rate, which in turn means on any day the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant interest period for CAD Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc.

definitions, as modified and amended from time to time, as of 10:00 a.m. Toronto local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by Administration Agent after 10:00 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest); provided that if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by Administration Agent to raise CAD Dollars for the applicable interest period as of 10:00 a.m. Toronto local time on such day for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a Business Day, then as quoted by the Administration Agent on the immediately preceding business day.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any rule, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, requirements or directives thereunder or issued in connection therewith and (y) all rules, requirements or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or any Governmental Authority, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)                                 any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) Koch or any of its Wholly-Owned Subsidiaries, Koch Holdings LLC or any of its Wholly-Owned Subsidiaries or members of the Koch Family Group and (ii) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b)                                 during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by either (A) individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (B) members of the Koch Family Group, or (iii) whose election or nomination to that board or other equivalent governing body was approved by Persons referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c)                                  any Person or two or more Persons (other than Koch, any Wholly-Owned Subsidiary of Koch, Koch Holdings LLC, any Wholly-Owned Subsidiary of Koch Holdings LLC, or members of the Koch Family Group) acting in concert shall have acquired by contract or otherwise, directly or indirectly, a controlling influence over the management or policies of the Company, or control over the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing more than 50% of the combined voting power of such securities; or

(d)                                 any “Change of Control” or similar event shall occur under any long-term Indebtedness with an aggregate principal amount of at least the Threshold Amount of the Company or any of its Subsidiaries which would permit the acceleration, or require the repurchase of, such Indebtedness; provided that this clause (d) shall not apply to Indebtedness governed by the Existing Note Agreement in connection with any “change of control” occurring as a result of the Transaction.

“Closing Date” means the first date all the conditions precedent in Section 4.02 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means a Revolving Credit Commitment, a Non-Local Sub-Facility Commitment or a Local Sub-Facility Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Sub-Facility Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Company” has the meaning specified in the Preliminary Statements.

“Company Materials” has the meaning specified in Section 6.02.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consenting Lender” has the meaning specified in Section 2.14(b).

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Company and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus (a) the following, without duplication, to the extent deducted in calculating such Consolidated Net Income:  (i) Consolidated Interest Charges, (ii) the provision for income tax expense, (iii) depreciation, accretion, impairment and amortization expense and (iv) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Company and its Subsidiaries for such Measurement Period) and minus (b) the following, without duplication, to the extent added in calculating such Consolidated Net Income:  (i) the provision for income tax benefits and (ii) non-recurring income items increasing Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Company and its Subsidiaries for such Measurement Period).

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the sum of, without duplication, each of the following to the extent required to be reflected as indebtedness on the consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP (other than the Attributable Indebtedness described in clause (e) below): (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Company or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or similar organization) in which the Company or a Subsidiary is a general partner or joint venturer, solely to the extent such Indebtedness is recourse to the Company or any such Subsidiary.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest (excluding interest on taxes payable), premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP (excluding (i) amortization or write-off of debt issue costs and (ii) accretion expense), (b) all interest expense with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Company and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Charges, in each case, of or by the Company and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Net Income” means, for any Measurement Period, the consolidated net income or loss of the Company and its Subsidiaries for such Measurement Period; provided that there shall be excluded therefrom (i) the income or loss of any Person (other than consolidated Subsidiaries of the Company) in which any other Person has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Subsidiaries by such Person during such period, (ii) the cumulative effect of a change in accounting principles during such period, (iii) solely to the extent excluded in accordance with GAAP, the income or loss of any Person incurred prior to the date it becomes a Subsidiary or is merged into or consolidated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries and (iv) gains and losses from the early extinguishment of Indebtedness.

“Consolidated Net Worth” means, as of any date of determination, consolidated members’ equity (or shareholders’ equity, as applicable) of the Company and its Subsidiaries as of that date determined in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any obligation or similar provision of any security issued by such Person or of any agreement, instrument or other undertaking (excluding any Loan Document) to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Core Jurisdiction” means any of the United States, the United Kingdom, Germany, Hong Kong, Ireland, the Netherlands and Luxembourg, or any political subdivision thereof.

“Credit Extension” means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

“Customary Permitted Liens” means, with respect to any Person, any of the following Liens:

(a)                                  Liens with respect to the payment of taxes, assessments or governmental charges, in each case, (i) that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP or (ii) in an aggregate amount not to exceed $1,000,000 at any time;

(b)                                  Liens of landlords, suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other Liens imposed by law or created in the ordinary course of business for amounts not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(c)                                   pledges and deposits (including pledges and deposits made to secure letters of credit, bonds and third party guarantees) made in the ordinary course of business in connection with workers’ compensation, insurance or other types of social security benefits or to secure the performance of bids, leases, tenders, sales, contracts (other than for the repayment of borrowed money) and surety, appeal, customs or performance bonds (including with respect to environmental matters) or other similar obligations;

(d)                                  encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property (as used on the date hereof) not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business of the Company or its Subsidiaries conducted at such real property;

(e)                                   encumbrances arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property (as used on the date hereof) or interfere with the ordinary conduct of the business of the Company or its Subsidiaries conducted at such real property;

(f)                                    precautionary financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business other than through a Capitalized Lease;

(g)                                   deposits or Liens arising by virtue of such deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;

(h)                                  bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Company or any Subsidiary (including any restriction on the use of such cash and cash equivalents), in each case, granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, including any such Liens or rights of setoff securing amounts owing in the ordinary course of business to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(i)                                      licenses of intellectual property granted by any Person in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of such Person;

(j)                                     Liens in favor of customs and revenue authorities or freight handlers of forwarders arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(k)                                  Liens on any cash earnest money deposits made in connection with any letter of intent or purchase agreement;

(l)                                      customary rights of first refusal, “tag-along” and “drag-along” rights, and put and call arrangements under joint venture agreements;

(m)                              Liens encumbering customary initial and margin deposits in respect of commodity trading accounts, foreign exchange accounts and futures accounts maintained in the ordinary course of business, similar Liens attaching to commodity trading accounts, foreign exchange accounts and futures accounts maintained in the ordinary course of business and Liens on cash and cash equivalents to secure Swap Contracts;

(n)                                  reservations, limitations and conditions, if any, expressed in any original grant from the Crown of any real property or any interest therein in Canada; and

(o)                                  Liens deemed to exist in connection with repurchase agreements entered into in connection with the investment of cash and equivalents.

“Debt Rating” has the meaning specified in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both as specified in Section 8.01, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that, as reasonably determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three (3) Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Company or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3)

Business Days after written request by the Administrative Agent or the Company, to confirm in a manner satisfactory to the Administrative Agent and the Company that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority where such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated L/C Issuer” means any Person heretofore or hereafter consented to by the Administrative Agent (such consent not to be unreasonably withheld) who at the time it becomes an L/C Issuer is a Lender (or an Affiliate of a Lender) and expressly agrees to become an L/C Issuer.  At the Company’s option at any time, any Person that is a Designated L/C Issuer at such time may be removed as a Designated L/C Issuer so long as either (i) such Person agrees to such removal or (ii) at such time there shall be no outstanding Letters of Credit issued by such Person and all Unreimbursed Amounts, including any L/C Borrowings, owing to such Person have been paid in full.  Upon any such removal consented to by such Person, any Letters of Credit issued by such Person shall cease to be Letters of Credit for purposes of this Agreement.

“Designated Subsidiary” means any direct or indirect wholly-owned Subsidiary of the Company designated for borrowing privileges under this Agreement pursuant to Section 11.09.

“Designation Agreement” means, with respect to any Designated Subsidiary, an agreement in the form of Exhibit H hereto signed by such Designated Subsidiary and the Company.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property (excluding cash) by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Effective Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (h) the imposition of any liability under Title IV of ERISA with respect to a Pension Plan, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate; or (i) conditions for imposition of a Lien under Section 303(k) of ERISA shall have been met with respect to any Pension Plan.

“EURIBOR Rate” means, for any Interest Period for each Eurocurrency Rate Loan denominated in Euro, an interest rate per annum equal to the Euro interbank offered rate administered by the Banking Federation of the European Union (or any other person which takes over administration of that rate) for the relevant period displayed on page EURIBOR01 of the Reuters screen at or about 11:00 A.M. (Central European time) two TARGET Days before the first day of such Interest Period or, if such page or such service shall cease to be available, such other page or such other service for the purpose of displaying an average rate of the Banking Federation of the EMU as the Administrative Agent, after consultation with the applicable Lenders and the Company, shall reasonably select; provided that any comparable or successor rate shall be applied in a manner consistent with market practice.

“Euro” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means:

(a)                                 for any Interest Period with respect to a Eurocurrency Rate Loan the greater of 0.0% and:

(i) in the case of a Eurocurrency Rate Loan denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate or a successor thereto as approved by the Administrative Agent (“LIBOR”), as displayed on page LIBOR01 of the Reuters screen (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (or, in the case of a Eurocurrency Rate Loan denominated in Sterling, 11:00 a.m., London time, on the Business Day that is the first day of the applicable Interest Period), for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(ii) with respect to any Eurocurrency Rate Loan denominated in Euro, the EURIBOR Rate;

(iii) with respect to any Eurocurrency Rate Loan denominated in Singapore Dollars, the rate per annum equal to the rate administered by the Association of Banks in Singapore (or any other person which takes over the administration of that rate) for Singapore Dollars displayed on page ABSFIX01 of the Reuters screen (or any replacement Reuters page which displays that rate) at approximately the Singapore time equivalent of 12:00 p.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; and

(iv) in the case of a Eurocurrency Rate Loan denominated in Canadian Dollars, the CDOR Rate per annum;

provided, however that if the Eurocurrency Rate shall not be available at the applicable time for a period equal in length to any Interest Period, then the Eurocurrency Rate shall be determined by interpolating on a linear basis between: (a) the Eurocurrency Rate for the longest period for which the Eurocurrency Rate is available that is shorter than the affected Interest Period and (b) the Eurocurrency Rate for the shortest period for which the Eurocurrency Rate is available that exceeds the affected Interest Period, in each case, at such time;

(b)                                 for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day; and

(c)                                  for all Non-LIBOR Quoted Currencies, the calculation of the applicable reference rate shall be determined in accordance with market practice and approved by the Administrative Agent and the Appropriate Lenders.

“Eurocurrency Rate Loan” means a Revolving Credit Loan or a Sub-Facility Loan denominated in Dollars or any Alternative Currency that bears interest at a rate based on the Eurocurrency Rate described in clause (a) of the definition thereof.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) taxes imposed on or measured by its overall net income (however denominated), franchise taxes imposed on it (in lieu of net income taxes) and branch profits taxes, in each case imposed (i) by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or (ii) that are Other Connection Taxes, (b) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender, (c) in the case of the Administrative Agent or a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 11.14), any withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender by any Borrower organized under the laws of a Core Jurisdiction, Canada, Italy, Japan, Singapore or Switzerland pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Loan Parties with respect to such withholding tax pursuant to Section 3.01(a)(ii) and (d) any United States withholding tax that is imposed under FATCA.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of April 23, 2013 among Molex Incorporated, the other parties thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Existing Note Agreement” means the Note Purchase Agreement dated as of August 18, 2011 among Molex Incorporated and the various purchasers party thereto and governing Molex Incorporated’s Series 2011A Senior Notes, Tranche A, due August 18, 2016, Series 2011A Senior Notes, Tranche B, due August 18, 2018 and 2011A Senior Notes, Tranche C, due August 18, 2021.

“Existing Letters of Credit” means (i) each letter of credit listed on Schedule I and (ii) any other letter of credit outstanding as of the Closing Date and which the Company, the applicable L/C Issuer and the Administrative Agent have agreed in writing to include as an “Existing Letter of Credit” under this Agreement as of the Closing Date.

“Extension Date” has the meaning specified in Section 2.14(a).

“Facility” means a Sub-Facility or the Revolving Credit Facility, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Lender that is, or is an Affiliate of, the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means the letter agreements, dated on or about October     , 2013, among the Company and the respective Arrangers and their Affiliates.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the applicable Loan Party is resident for tax purposes (including such a Lender when acting in the capacity of an L/C Issuer).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an L/C Issuer, such Defaulting Lender’s Applicable Revolving Credit Percentage of the outstanding L/C Obligations in respect of Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Revolving Credit Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guarantee) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuers and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Guaranty” means, collectively, the Guaranty made by the Company under Article X in favor of the Guaranteed Parties.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hong Kong Sub-Agent” means JPMorgan Chase Bank, N.A., acting through its Hong Kong Branch, or such other branch or Affiliate of JPMorgan Chase Bank, N.A. as may be appointed by the Administrative Agent from time to time by notice to the Company and the Appropriate Lenders.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                 all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)                                  net obligations of such Person under any Swap Contract in accordance with GAAP;

(d)                                 all obligations of such Person to pay the deferred purchase price of property or services (other than amounts payable in the ordinary course of business and either (i) not past due for more than sixty (60) days after such due date or (ii) subject to a good faith dispute);

(e)                                  indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided that if such Indebtedness is limited in recourse, the amount of such Indebtedness shall be limited to the lesser of (i) the principal amount of such Indebtedness and (ii) the fair market value of any such property subject to such Lien);

(f)                                   all Attributable Indebtedness of such Person; and

(g)                                  all Guarantees of such Person in respect of any of the foregoing of any other Person.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, to the extent of recourse to such Person.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Information Memorandum” means the information memorandum dated October     , 2013 used by the Arrangers in connection with the syndication of the Commitments.

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date applicable to any Lender; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and, as to any Lender, the Maturity Date applicable to such Lender.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date (i) one day, one week, or one, two, three or six months thereafter, as selected by the applicable Borrower in its Committed Loan Notice or (ii) such other period that is twelve months or less requested by the applicable Borrower and consented to by all the Appropriate Lenders; provided that:

(a)                                 any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, other than in the case of an interest period that is measured in weeks, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)                                 any Interest Period that is measured in months that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)                                  no Interest Period shall extend beyond the latest Maturity Date;

(d)                                 no Eurocurrency Rate Loan denominated in Canadian Dollars shall have an Interest Period of one day or one week; and

(e)                                  no Eurocurrency Rate Loan denominated in Singapore Dollars shall have an Interest Period of one day, one week or two months.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“IRS” means the United States Internal Revenue Service, or any successor agency.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Company (or any Subsidiary) or in favor of such L/C Issuer and, in each case, relating to such Letter of Credit.

“Italian Local Sub-Facility” means, at any time, the aggregate amount of the Italian Sub-Facility Lenders’ Italian Local Sub-Facility Commitments at such time.

“Italian Local Sub-Facility Commitment” means, as to each Italian Sub-Facility Lender, its obligation to make Italian Local Sub-Facility Loans to the Italian Sub-Facility Borrowers pursuant to Section 2.01(d), in an aggregate principal amount at any one time outstanding not to exceed the amount, and in the Dollar Equivalent for each respective currency listed for the jurisdiction, set forth opposite such Lender’s name on Schedule 2.01 under the caption “Italian Local Sub-Facility Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Italian Local Sub-Facility Loan” has the meaning specified in Section 2.01(d).

“Italian Non-Local Sub-Facility” means, at any time, the aggregate amount of the Italian Sub-Facility Lenders’ Italian Non-Local Sub-Facility Commitments at such time.

“Italian Non-Local Sub-Facility Commitment” means, as to each Italian Sub-Facility Lender, its obligation to make Italian Non-Local Sub-Facility Loans to the Italian Sub-Facility Borrowers pursuant to Section 2.01(d), in an aggregate principal amount at any one time outstanding not to exceed the amount, and in the Dollar Equivalent for each respective currency listed for the jurisdiction, set forth opposite such Lender’s name on Schedule 2.01 under the captions “Italian Non-Local Sub-Facility Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Italian Non-Local Sub-Facility Loan” has the meaning specified in Section 2.01(d).

“Italian Sub-Facility” means, the Italian Local Sub-Facility and the Italian Non-Local Sub-Facility.

“Italian Sub-Facility Borrowers” means each Designated Subsidiary organized under the laws of Italy.

“Italian Sub-Facility Borrowing” means a borrowing consisting of Italian Sub-Facility Loans having the same Interest Period made by each of the Italian Sub-Facility Lenders pursuant to Section 2.01(d).

“Italian Sub-Facility Commitments” means the Italian Local Sub-Facility Commitments and the Italian Non-Local Sub-Facility Commitments.

“Italian Sub-Facility Lender” means, at any time, any Lender that has an Italian Sub-Facility Commitment at such time.

“Italian Sub-Facility Loans” means the Italian Local Sub-Facility Loans and the Italian Non-Local Sub-Facility Loans.

“Italian Sub-Facility Note” means a promissory note made by an Italian Sub-Facility Borrower in favor of an Italian Sub-Facility Lender evidencing Italian Sub-Facility Loans made by such Italian Sub-Facility Lender, substantially in the form of Exhibit C.

“Japanese Local Sub-Facility” means, at any time, the aggregate amount of the Japanese Sub-Facility Lenders’ Japanese Local Sub-Facility Commitments at such time.

“Japanese Local Sub-Facility Commitment” means, as to each Japanese Sub-Facility Lender, its obligation to make Japanese Local Sub-Facility Loans to the Japanese Sub-Facility Borrowers pursuant to Section 2.01(b), in an aggregate principal amount at any one time outstanding not to exceed the amount, and in the Dollar Equivalent for each respective currency listed for the jurisdiction, set forth opposite such Lender’s name on Schedule 2.01 under the caption “Japanese Local Sub-Facility Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Japanese Local Sub-Facility Loan” has the meaning specified in Section 2.01(b).

“Japanese Non-Local Sub-Facility” means, at any time, the aggregate amount of the Japanese Sub-Facility Lenders’ Japanese Non-Local Sub-Facility Commitments at such time.

“Japanese Non-Local Sub-Facility Commitment” means, as to each Japanese Sub-Facility Lender, its obligation to make Japanese Non-Local Sub-Facility Loans to the Japanese Sub-Facility Borrowers pursuant to Section 2.01(b), in an aggregate principal amount at any one time outstanding not to exceed the amount, and in the Dollar Equivalent for each respective currency listed for the jurisdiction, set forth opposite such Lender’s name on Schedule 2.01 under the captions “Japanese Non-Local Sub-Facility Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Japanese Non-Local Sub-Facility Loan” has the meaning specified in Section 2.01(b).

“Japanese Sub-Facility” means, the Japanese Local Sub-Facility and the Japanese Non-Local Sub-Facility.

“Japanese Sub-Facility Borrowers” means each Designated Subsidiary organized under the laws of Japan.

“Japanese Sub-Facility Borrowing” means a borrowing consisting of Japanese Sub-Facility Loans having the same Interest Period made by each of the Japanese Sub-Facility Lenders pursuant to Section 2.01(b).

“Japanese Sub-Facility Commitments” means the Japanese Local Sub-Facility Commitments and the Japanese Non-Local Sub-Facility Commitments.

“Japanese Sub-Facility Lender” means, at any time, any Lender that has a Japanese Sub-Facility Commitment at such time.

“Japanese Sub-Facility Loans” means the Japanese Local Sub-Facility Loans and the Japanese Non-Local Sub-Facility Loans.

“Japanese Sub-Facility Note” means a promissory note made by a Japanese Sub-Facility Borrower in favor of a Japanese Sub-Facility Lender evidencing Japanese Sub-Facility Loans made by such Japanese Sub-Facility Lender, substantially in the form of Exhibit C.

“JPMorgan Chase Bank” means JPMorgan Chase Bank, N.A. and its successors.

“Koch” means Koch Industries, Inc., a Kansas corporation.

“Koch Family Group” means (a) Charles G. Koch; (b) David H. Koch; (c) any of the lineal descendants of Charles G. Koch or David H. Koch, their spouses and the children of any such spouse, born of a prior union, and their lineal descendents; (d) any trustee (or similar Person) under any intervivos or testamentary trust (or similar trust and estate vehicles) for the benefit of any of the Persons specified in clauses (a), (b) or (c) or the cestui que trusts thereunder; or (e) any Person owned and controlled, directly or indirectly, by the equity holders of Koch so long as the equity of such Person is owned, directly or indirectly, in substantially the same percentages as such equity holders’ interest in Koch.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when due or refinanced as a Revolving Credit Borrowing.

“L/C Commitment” means, as to each L/C Issuer, its obligation to issue Letters of Credit in an aggregate principal amount at any one time outstanding not to exceed the amount set forth under the applicable separate agreement between the Company and such L/C Issuer.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means, at any time, each of JPMorgan Chase Bank and any Designated L/C Issuer at such time, in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit.  A Letter of Credit may be a direct pay letter of credit (sight drafts only) or a standby letter of credit.  Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) days prior to the latest Maturity Date applicable to any Lender (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $300,000,000 and (b) the Revolving Credit Facility.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“LIBOR Quoted Currency” means each of the following currencies: Dollars; Sterling; Yen; and Swiss Franc; in each case as long as there is a published LIBOR rate with respect thereto.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Revolving Credit Loan, a Swing Line Loan or a Sub-Facility Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) each Designation Agreement, (d) the Fee Letters, (e) each Issuer Document and (f) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.15 of this Agreement.

“Loan Parties” means, collectively, the Company and each other Borrower.

“Local Sub-Facility” means each of the Japanese Local Sub-Facility, the Canadian Local Sub-Facility, the Italian Local Sub-Facility and the Singapore Local Sub-Facility.

“Local Sub-Facility Borrowing” means a borrowing consisting of Local Sub-Facility Loans having the same Interest Period made by each of the applicable Local Sub-Facility Lenders.

“Local Sub-Facility Commitment” means, as to each Sub-Facility Lender, its obligation to make Local Sub-Facility Loans to the applicable Sub-Facility Borrowers pursuant to the applicable subsection of Section 2.01 from a branch or subsidiary of such Lender (which branch or subsidiary is located in the jurisdiction in which the applicable Sub-Facility Borrower is organized), in an aggregate principal amount at any one time outstanding not to exceed the amount, and in the Dollar Equivalent for each respective currency listed for the jurisdiction, set forth opposite such Lender’s name on Schedule 2.01 under the caption “Local Sub-Facility Commitment” with respect to such Sub-Facility or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Local Sub-Facility Lender” means, as to each Sub-Facility at any time, any Lender that has a Local Sub-Facility Commitment with respect to such Sub-Facility at such time.

“Local Sub-Facility Loan” means a Loan made under a Local Sub-Facility and which is made by a branch or subsidiary of a Lender (which branch or subsidiary is located in the jurisdiction in which the applicable Sub-Facility Borrower is organized).

“London Sub-Agent” means J.P. Morgan Europe Limited, or such other branch or Affiliate of JPMorgan Chase Bank, N.A. as may be appointed by the Administrative Agent from time to time by notice to the Company and the Appropriate Lenders.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, liabilities (actual or contingent) or financial condition of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent, any L/C Issuer or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Subsidiary”  means, at any time, any Subsidiary having 5% or more of the total assets included in the determination of the consolidated total assets of the Company and its Subsidiaries based upon the most recent annual or quarterly financial statements delivered pursuant to Section 6.01.

“Material Subsidiary Group” means one or more Subsidiaries when taken as a whole having 15% or more of the total assets included in the determination of the consolidated total assets of the Company and its Subsidiaries based upon the most recent annual or quarterly financial statements delivered pursuant to Section 6.01.

“Maturity Date” means the earlier of (a) the fifth anniversary of the Closing Date, subject to the extension thereof pursuant to Section 2.14 and (b) the fifth anniversary of the date that is six months after the Effective Date, provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day; and provided, further, that the Maturity Date of any Lender that is a Non-Consenting Lender to any requested extension pursuant to Section 2.14 shall be the Maturity Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Company.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Consenting Lender” has the meaning specified in Section 2.14(b).

“Non-LIBOR Quoted Currency” means any currency other than a LIBOR Quoted Currency.

“Non-Local Sub-Facility” means each of the Japanese Non-Local Sub-Facility, the Canadian Non-Local Sub-Facility, the Italian Non-Local Sub-Facility, the Singapore Non-Local Sub-Facility and the Swiss Sub-Facility.

“Non-Local Sub-Facility Borrowing” means a borrowing consisting of Non-Local Sub-Facility Loans having the same Interest Period made by each of the applicable Non-Local Sub-Facility Lenders.

“Non-Local Sub-Facility Commitment” means, as to each Sub-Facility Lender, its obligation to make Non-Local Sub-Facility Loans to the applicable Sub-Facility Borrowers pursuant to the applicable subsection of Section 2.01 from a branch or subsidiary of such Lender, in an aggregate principal amount at any one time outstanding not to exceed the amount, and in the Dollar Equivalent for each respective currency listed for the jurisdiction, set forth opposite such Lender’s name on Schedule 2.01 under the caption “Non-Local Sub-Facility Commitment” with respect to such Sub-Facility or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Non-Local Sub-Facility Lender” means, as to each Sub-Facility at any time, any Lender that has a Non-Local Sub-Facility Commitment with respect to such Sub-Facility at such time.

“Non-Local Sub-Facility Loan” means a Loan made under a Non-Local Sub-Facility .

“Note” means a Revolving Credit Note or a Sub-Facility Note, as the context may require.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Revolving Credit Loans, Swing Line Loans and Sub-Facility Loans in respect of any Sub-Facility on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans, Swing Line Loans and Sub-Facility Loans in respect of such Sub-Facility, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan but excluding a Multiemployer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Permitted Refinancing” means in respect of any Indebtedness other than Indebtedness under the Existing Credit Agreement, any refinancing (in whole or in part) or extension thereof permitted under this Agreement that (a) has an aggregate outstanding principal amount (or, in the case of a partial refinancing, when aggregated with all other partial refinancings of such Indebtedness plus (i) the aggregate principal amount of such Indebtedness outstanding not refinanced) at the time of such refinancing or extension not greater than the aggregate principal amount of such Indebtedness outstanding, (ii) any original issue discount with respect to such Indebtedness, accrued cash interest payable thereon, capitalized interest permitted or required to be paid thereunder, premium (if any) thereon, other amounts necessary to accomplish such extension, renewal or refinancing, and fees and expenses incurred in connection therewith, and (iii) the amount of any existing commitments unutilized thereunder, (b) has a final maturity no earlier than the Indebtedness being refinanced, (c) is not entered into as part of a sale and leaseback transaction, (d) in the case of (i) the Obligations, is unsecured and (ii) any other Indebtedness, is not secured by any property or any Lien other than those securing such Indebtedness being refinanced, (e) if such Indebtedness is subordinated to the Obligations, is subordinated to the Obligations on terms no less favorable to the Lenders than those of such Indebtedness and (f) is otherwise on terms, taken as a whole, no less favorable to the Loan Parties than those of such Indebtedness, other than market interest rates and fees.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Company or any ERISA Affiliate or any such Plan to which the Company or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pre-Closing Approved Designated Subsidiary” means each Subsidiary of the Company listed on Schedule II hereto.

“Protesting Lender” has the meaning specified in Section 11.09(a).

“Public Lender” has the meaning specified in Section 6.02.

“Receivables and Related Assets” means obligations arising from a sale of merchandise, goods or insurance, or the rendering of services which have been completed, together with (a) all interest in any goods, merchandise or insurance (including returned goods or merchandise) relating to any sale giving rise to such obligations; (b) all other security interests or Liens and property subject thereto from time to time purporting to secure payment of such obligations, whether pursuant to the contract related to such obligations or otherwise, together with all financing statements describing any collateral securing such obligations; (c) all rights to payment of any interest or finance charges and other obligations related thereto; (d) all supporting obligations, including but not limited to, all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such obligations whether pursuant to the contract related to such obligations or otherwise; (e) all contracts, chattel paper, instruments and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such obligations; (f) any other property and assets that in accordance with market requirements at the time thereof are sold, transferred or pledged pursuant to receivables securitization transactions and (g) collections and proceeds with respect to the foregoing.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Sub-Facility Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate Unused Revolving Credit Commitments; provided that the Unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender or an Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Lenders.

“Required Sub-Facility Lenders” means, as of any date of determination and with respect to each Sub-Facility, Sub-Facility Lenders holding more than 50% of the applicable Sub-Facility Commitments on such date (or if such Sub-Facility Commitments have been terminated, 50% of the Outstanding Amount of all applicable Sub-Facility Loans on such date); provided that the portion of any Sub-Facility Commitments held by any Defaulting Lender or an Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Sub-Facility Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, principal executive officers, managing members, general partners, treasurer, director global treasury, assistant treasurer or controller of a Loan Party and any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Revaluation Date” means (a) with respect to any Loan, each of the following:  (i) each date of a Loan denominated in an Alternative Currency, (ii) to the extent warranted by circumstances and if the Administrative Agent believes in its commercially reasonable discretion that the Total Outstandings at such time exceed the Revolving Credit Facility, such additional dates as the Administrative Agent shall reasonably determine or the Required Lenders shall reasonably require and (iii) to the extent warranted by circumstances and if the Administrative Agent believes in its commercially reasonable discretion that the Outstanding Amount of any Sub-Facility at such time exceeds the applicable Sub-Facility, such additional dates as the Administrative Agent shall reasonably determine or the applicable Required Sub-Facility Lenders shall reasonably require and (b) with respect to any Letter of Credit, each of the following:  (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit denominated in an Alternative Currency having the effect of increasing the amount thereof, (iii) each date of any payment by an L/C Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv) to the extent warranted by circumstances, such additional dates as the Administrative Agent or the L/C Issuers shall reasonably determine or the Required Revolving Lenders shall reasonably require.

“Revolving Credit Borrowing” means a borrowing consisting of Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(a).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrowers pursuant to Section 2.01(a), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount, and in the Dollar Equivalent for each respective currency listed for the jurisdiction, set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(a).

“Revolving Credit Note” means a promissory note made by a Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit C.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Singapore Dollars” means the lawful currency of Singapore.

“Singapore Local Sub-Facility” means, at any time, the aggregate amount of the Singapore Sub-Facility Lenders’ Singapore Local Sub-Facility Commitments at such time.

“Singapore Local Sub-Facility Commitment” means, as to each Singapore Sub-Facility Lender, its obligation to make Singapore Local Sub-Facility Loans to the Singapore Sub-Facility Borrowers pursuant to Section 2.01(e), in an aggregate principal amount at any one time outstanding not to exceed the amount, and in the Dollar Equivalent for each respective currency listed for the jurisdiction, set forth opposite such Lender’s name on Schedule 2.01 under the caption “Singapore Local Sub-Facility Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Singapore Local Sub-Facility Loan” has the meaning specified in Section 2.01(e).

“Singapore Non-Local Sub-Facility” means, at any time, the aggregate amount of the Singapore Sub-Facility Lenders’ Singapore Non-Local Sub-Facility Commitments at such time.

“Singapore Non-Local Sub-Facility Commitment” means, as to each Singapore Sub-Facility Lender, its obligation to make Singapore Non-Local Sub-Facility Loans to the Singapore Sub-Facility Borrowers pursuant to Section 2.01(e), in an aggregate principal amount at any one time outstanding not to exceed the amount, and in the Dollar Equivalent for each respective currency listed for the jurisdiction, set forth opposite such Lender’s name on Schedule 2.01 under the captions “Singapore Non-Local Sub-Facility Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Singapore Non-Local Sub-Facility Loan” has the meaning specified in Section 2.01(e).

“Singapore Sub-Facility” means, the Singapore Local Sub-Facility and the Singapore Non-Local Sub-Facility.

“Singapore Sub-Facility Borrowers” means each Designated Subsidiary organized under the laws of Singapore.

“Singapore Sub-Facility Borrowing” means a borrowing consisting of Singapore Sub-Facility Loans having the same Interest Period made by each of the Singapore Sub-Facility Lenders pursuant to Section 2.01(e).

“Singapore Sub-Facility Commitments” means the Singapore Local Sub-Facility Commitments and the Singapore Non-Local Sub-Facility Commitments.

“Singapore Sub-Facility Lender” means, at any time, any Lender that has a Singapore Sub-Facility Commitment at such time.

“Singapore Sub-Facility Loans” means the Singapore Local Sub-Facility Loans and the Singapore Non-Local Sub-Facility Loans.

“Singapore Sub-Facility Note” means a promissory note made by a Singapore Sub-Facility Borrower in favor of a Singapore Sub-Facility Lender evidencing Singapore Sub-Facility Loans made by such Singapore Sub-Facility Lender, substantially in the form of Exhibit C.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person (including, for the avoidance of doubt, property consisting of the residual equity value of such Person’s subsidiaries) is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person (including, for the avoidance of doubt, property consisting of the residual equity value of such Person’s subsidiaries) is greater than the amount that will be required to pay the probable liability of such Person on the sum of its debts and other liabilities, including contingent liabilities, (c) such Person has not, does not intend to, and does not believe (nor should it reasonably believe) that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become due (whether at maturity or otherwise), (d) such Person does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted (and reflected in the financial projections concerning the Company and its Subsidiaries that have been made available to the Lenders prior to the Effective Date) and are proposed to be conducted following such date, (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business and (f) such Person is “solvent” within the meaning given to that term and similar terms under the Bankruptcy Code of the United States of America, as amended from time to time, and applicable laws relating to fraudulent transfers and conveyances.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Representations” means the representations and warranties contained in Section 5.01(a), 5.01(b)(ii), 5.02(a), 5.02(c), 5.04, 5.06(a), 5.08 and 5.10, in each case, as such representations and warranties relate to the Company.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or an L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the applicable L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or such L/C Issuer or if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuers may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency, as applicable.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Sub-Facility” means a Facility comprised of the Japanese Sub-Facility Commitments, the Canadian Sub-Facility Commitments, the Italian Sub-Facility Commitments, the Singapore Sub-Facility Commitments, the Swiss Sub-Facility Commitments or any other Sub-Facility designated by the Company in accordance with the terms of this Agreement, as applicable.  Each Sub-Facility is a sub-set of, and not in addition to, the Revolving Credit Facility.

“Sub-Facility Borrowing” means a Japanese Sub-Facility Borrowing, a Canadian Sub-Facility Borrowing, an Italian Sub-Facility Borrowing, a Singapore Sub-Facility Borrowing or a Swiss Sub-Facility Borrowing, as applicable.

“Sub-Facility Commitment” means a Japanese Sub-Facility Commitment, a Canadian Sub-Facility Commitment, an Italian Sub-Facility Commitment, a Singapore Sub-Facility Commitment or a Swiss Sub-Facility Commitment, as applicable.

“Sub-Facility Lender” means, as to each Sub-Facility at any time, any Lender that has a Sub-Facility Commitment with respect to such Sub-Facility at such time.

“Sub-Facility Loan” means a Loan made under a Sub-Facility.

“Sub-Facility Note” means a promissory note made by a Borrower in favor of a Sub-Facility Lender evidencing Sub-Facility Loans made to it by such Sub-Facility Lender.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity which is a consolidated subsidiary with such Person in accordance with GAAP.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Swap Contract” means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means JPMorgan Chase Bank in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $100,000,000 and (b) the Revolving Credit Facility.  The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Swiss Franc” means the lawful currency of Switzerland.

“Swiss Sub-Facility” means, at any time, the aggregate amount of the Swiss Sub-Facility Lenders’ Swiss Sub-Facility Commitments at such time.

“Swiss Sub-Facility Borrowers” means each Designated Subsidiary organized under the laws of Switzerland.

“Swiss Sub-Facility Borrowing” means a borrowing consisting of Swiss Sub-Facility Loans having the same Interest Period made by each of the Swiss Sub-Facility Lenders pursuant to Section 2.01(f).

“Swiss Sub-Facility Commitment” means, as to each Swiss Sub-Facility Lender, its obligation to make Swiss Sub-Facility Loans to the Swiss Sub-Facility Borrowers pursuant to Section 2.01(f), in an aggregate principal amount at any one time outstanding not to exceed the amount, and in the Dollar Equivalent for each respective currency listed for the jurisdiction, set forth opposite such Lender’s name on Schedule 2.01 under the captions “Swiss Sub-Facility Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Swiss Sub-Facility Lender” means, at any time, any Lender that has a Swiss Sub-Facility Commitment at such time.

“Swiss Sub-Facility Loan” has the meaning specified in Section 2.01(f).

“Swiss Sub-Facility Note” means a promissory note made by a Swiss Sub-Facility Borrower in favor of a Swiss Sub-Facility Lender evidencing Swiss Sub-Facility Loans made by such Swiss Sub-Facility Lender, substantially in the form of Exhibit C.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the lease of property (including sale and leaseback transactions) creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TARGET Day” means any day on which TARGET2 is open for business.

“TARGET2” means the Trans-European Automated Real Time Gross Settlement Express transfer payment system which utilizes a single shared platform and which was launched on 19 November 2007.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $75,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transaction” means, collectively, (a) the consummation of the Acquisition and (b) the execution and delivery by the Company of this Agreement, the borrowing of Loans hereunder and the use of the proceeds thereof, in each case, on the Closing Date.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Unfunded Amount” has the meaning specified in Section 2.03(c)(i).

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unused Canadian Local Sub-Facility Commitment” means, with respect to each Canadian Sub-Facility Lender at any time, the lesser of (a) (i) such Lender’s Canadian Local Sub-Facility Commitment at such time minus (ii) the aggregate Dollar Equivalent principal amount of all Canadian Local Sub-Facility Loans made by such Lender and outstanding at such time, and (b) such Lender’s Unused Revolving Credit Commitment at such time.

“Unused Canadian Non-Local Sub-Facility Commitment” means, with respect to each Canadian Sub-Facility Lender at any time, the lesser of (a) (i) such Lender’s Canadian Non-Local Sub-Facility Commitment at such time minus (ii) the aggregate Dollar Equivalent principal amount of all Canadian Non-Local Sub-Facility Loans made by such Lender and outstanding at such time, and (b) such Lender’s Unused Revolving Credit Commitment at such time.

“Unused Italian Local Sub-Facility Commitment” means, with respect to each Italian Sub-Facility Lender at any time, the lesser of (a) (i) such Lender’s Italian Local Sub-Facility Commitment at such time minus (ii) the aggregate Dollar Equivalent principal amount of all Italian Local Sub-Facility Loans made by such Lender and outstanding at such time, and (b) such Lender’s Unused Revolving Credit Commitment at such time.

“Unused Italian Non-Local Sub-Facility Commitment” means, with respect to each Italian Sub-Facility Lender at any time, the lesser of (a) (i) such Lender’s Italian Non-Local Sub-Facility Commitment at such time minus (ii) the aggregate Dollar Equivalent principal amount of all Italian Non-Local Sub-Facility Loans made by such Lender and outstanding at such time, and (b) such Lender’s Unused Revolving Credit Commitment at such time.

“Unused Japanese Local Sub-Facility Commitment” means, with respect to each Japanese Sub-Facility Lender at any time, the lesser of (a) (i) such Lender’s Japanese Local Sub-Facility Commitment at such time minus (ii) the aggregate Dollar Equivalent principal amount of all Japanese Local Sub-Facility Loans made by such Lender and outstanding at such time, and (b) such Lender’s Unused Revolving Credit Commitment at such time.

“Unused Japanese Non-Local Sub-Facility Commitment” means, with respect to each Japanese Sub-Facility Lender at any time, the lesser of (a) (i) such Lender’s Japanese Non-Local Sub-Facility Commitment at such time minus (ii) the aggregate Dollar Equivalent principal amount of all Japanese Non-Local Sub-Facility Loans made by such Lender and outstanding at such time, and (b) such Lender’s Unused Revolving Credit Commitment at such time.

“Unused Revolving Credit Commitment” means, with respect to each Revolving Credit Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate Dollar Equivalent principal amount of all Loans made by such Lender (in its capacity as a Lender) or, in the case of any Sub-Facility Loans, an Affiliate of such Lender, and outstanding at such time, plus (ii) such Lender’s Applicable Revolving Credit Percentage of (A) the aggregate Outstanding Amount of all the L/C Obligations and (B) the aggregate principal amount of all Swing Line Loans then outstanding.

“Unused Singapore Local Sub-Facility Commitment” means, with respect to each Singapore Sub-Facility Lender at any time, the lesser of (a) (i) such Lender’s Singapore Local Sub-Facility Commitment at such time minus (ii) the aggregate Dollar Equivalent principal amount of all Singapore Local Sub-Facility Loans made by such Lender and outstanding at such time, and (b) such Lender’s Unused Revolving Credit Commitment at such time.

“Unused Singapore Non-Local Sub-Facility Commitment” means, with respect to each Singapore Sub-Facility Lender at any time, the lesser of (a) (i) such Lender’s Singapore Non-Local Sub-Facility Commitment at such time minus (ii) the aggregate Dollar Equivalent principal amount of all Singapore Non-Local Sub-Facility Loans made by such Lender and outstanding at such time, and (b) such Lender’s Unused Revolving Credit Commitment at such time.

“Unused Swiss Sub-Facility Commitment” means, with respect to each Swiss Sub-Facility Lender at any time, the lesser of (a) (i) such Lender’s Swiss Sub-Facility Commitment at such time minus (ii) the aggregate Dollar Equivalent principal amount of all Swiss Sub-Facility Loans made by such Lender and outstanding at such time, and (b) such Lender’s Unused Revolving Credit Commitment at such time.

“Wholly-Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than nominal shares and directors’ qualifying shares mandated by applicable Law), on a fully-diluted basis, are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.

“Yen” and “¥” mean the lawful currency of Japan.

1.02        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) except as otherwise set forth herein, any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms.  (a)       Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein.  For avoidance of doubt, for purposes of determining compliance with this Agreement, all leases of the Company and its Subsidiaries shall be accounted for in accordance with GAAP as in effect on the date of this Agreement.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b)           Changes in GAAP.  If at any time any change in GAAP (including any required adoption of International Financial Reporting Standards) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)           Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Company and its Subsidiaries or to the determination of any amount for the Company and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04        Rounding.  Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06        Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07        Exchange Rates; Currency Equivalents.  The Administrative Agent and the L/C Issuers, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuers, as applicable, absent manifest error.  No Default shall arise as a result of any basket or limitation set forth in Dollars in Section 7.01, 7.02 or 7.06 being exceeded solely as a result of changes in exchange rates from those rates applicable at the time or times Indebtedness, Liens or affiliate transactions were initially consummated in reliance on the exceptions under such Sections (it being understood that any subsequent transaction entered into in reliance upon such basket or limitation shall be subject to availability after giving effect to any changes in exchange rates).

Wherever in this Agreement in connection with a Loan or a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be.  “Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

1.08        Hong Kong Sub-Agent.  Each Loan made to a Borrower organized under the laws of Japan, Hong Kong or Singapore or a political subdivision thereof shall be administered by the Hong Kong Sub-Agent. Accordingly, all notices relating to Borrowings and continuations of Loans made (or to be made) to such Borrowers and notices of prepayments of Loans made to such Borrowers shall be provided to the Hong Kong Sub-Agent in addition to the Administrative Agent on the dates and by the times specified in Article II.

1.09        London Sub-Agent.  Each Loan made to a Borrower organized under the laws of a European country or a political subdivision thereof shall be administered by the London Sub-Agent.  Accordingly, all notices relating to Borrowings and continuations of Loans made (or to be made) to such Borrowers and notices of prepayments of Loans made to such Borrowers shall be provided to the London Sub-Agent in addition to the Administrative Agent on the dates and by the times specified in Article II.

1.10        Schedules.  Notwithstanding anything in this Agreement to the contrary, solely with respect to any changes relating to the Acquired Business and its Subsidiaries and only to the extent permitted by the Acquisition Agreement, to the extent any changes or updates occur between the Effective Date and the Closing Date which would make the contents of Schedules I, 5.07, 7.01, 7.02 and/or 7.07 incorrect or incomplete as to matters in existence on the Effective Date, the Company may deliver to the Administrative Agent an updated version of such Schedules on or prior to the Closing Date, which updated version shall replace the version of such Schedules delivered on the Effective Date without any requirement for any amendment or any consent by the Administrative Agent, any Lender or the Company.  For the avoidance of doubt, such Schedules may not be amended pursuant to this Section 1.10 after the Closing Date.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01        The Loans.  (a)     The Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to any Borrower organized under the laws of a Core Jurisdiction with respect to which such Revolving Credit Lender has a Commitment reflected on Schedule 2.01 from time to time, on any Business Day during the Availability Period applicable to such Lender in Dollars or any Alternative Currency with respect to which such Revolving Credit Lender has a Commitment reflected on Schedule 2.01, in an amount not to exceed such Lender’s Unused Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, the Total Outstandings shall not exceed the Revolving Credit Facility.  Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers organized under the laws of any Core Jurisdiction may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a).  Revolving Credit Loans made to the Company or a Borrower that is a Domestic Subsidiary may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein, and Revolving Credit Loans made to any other Borrower shall be made as Eurocurrency Rate Loans.

(b)           The Japanese Sub-Facility Borrowings.  Subject to the terms and conditions set forth herein, (i) each Japanese Sub-Facility Lender that has a Japanese Non-Local Sub-Facility Commitment severally agrees to make loans (each such loan, a “Japanese Non-Local Sub-Facility Loan”) to the Japanese Sub-Facility Borrowers from time to time, on any Business Day during the Availability Period applicable to such Lender in Dollars or any Alternative Currency, in an amount not to exceed such Lender’s Unused Japanese Non-Local Sub-Facility Commitment and (ii) each Japanese Sub-Facility Lender that has a Local Sub-Facility Commitment severally agrees to make loans (each such loan, a “Japanese Local Sub-Facility Loan”) to the Japanese Sub-Facility Borrowers from time to time, on any Business Day during the Availability Period applicable to such Lender in Dollars or any Alternative Currency, in an amount not to exceed at any time outstanding such Lender’s applicable Japanese Local Sub-Facility Commitment; provided, however, that, in each case, after giving effect to any Japanese Sub-Facility Borrowing, the Total Outstandings shall not exceed the Revolving Credit Facility.  Within the limits of each Japanese Sub-Facility Lender’s Japanese Sub-Facility Commitments, and subject to the other terms and conditions hereof, the Japanese Sub-Facility Borrowers may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b).  Japanese Sub-Facility Loans may only be made as Eurocurrency Rate Loans.

(c)           The Canadian Sub-Facility Borrowings.  Subject to the terms and conditions set forth herein, (i) each Canadian Sub-Facility Lender that has a Canadian Non-Local Sub-Facility Commitment severally agrees to make loans (each such loan, a “Canadian Non-Local Sub-Facility Loan”) to the Canadian Sub-Facility Borrowers from time to time, on any Business Day during the Availability Period applicable to such Lender in Dollars or any Alternative Currency, in an amount not to exceed such Lender’s Unused Canadian Non-Local Sub-Facility Commitment and (ii) each Canadian Sub-Facility Lender that has a Local Sub-Facility Commitment severally agrees to make loans (each such loan, a “Canadian Local Sub-Facility Loan”) to the Canadian Sub-Facility Borrowers from time to time, on any Business Day during the Availability Period applicable to such Lender in Dollars or any Alternative Currency, in an amount not to exceed at any time outstanding such Lender’s applicable Canadian Local Sub-Facility Commitment; provided, however, that, in each case, after giving effect to any Canadian Sub-Facility Borrowing, the Total Outstandings shall not exceed the Revolving Credit Facility.  Within the limits of each Canadian Sub-Facility Lender’s Canadian Sub-Facility Commitments, and subject to the other terms and conditions hereof, the Canadian Sub-Facility Borrowers may borrow under this Section 2.01(c), prepay under Section 2.05, and reborrow under this Section 2.01(c).  Canadian Sub-Facility Loans may only be made as Eurocurrency Rate Loans.

(d)           The Italian Sub-Facility Borrowings.  Subject to the terms and conditions set forth herein, (i) each Italian Sub-Facility Lender that has a Italian Non-Local Sub-Facility Commitment severally agrees to make loans (each such loan, a “Italian Non-Local Sub-Facility Loan”) to the Italian Sub-Facility Borrowers from time to time, on any Business Day during the Availability Period applicable to such Lender in Dollars or any Alternative Currency, in an amount not to exceed such Lender’s Unused Italian Non-Local Sub-Facility Commitment and (ii) each Italian Sub-Facility Lender that has a Local Sub-Facility Commitment severally agrees to make loans (each such loan, a “Italian Local Sub-Facility Loan”) to the Italian Sub-Facility Borrowers from time to time, on any Business Day during the Availability Period applicable to such Lender in Dollars or any Alternative Currency, in an amount not to exceed at any time outstanding such Lender’s applicable Italian Local Sub-Facility Commitment; provided, however, that, in each case, after giving effect to any Italian Sub-Facility Borrowing, the Total Outstandings shall not exceed the Revolving Credit Facility.  Within the limits of each Italian Sub-Facility Lender’s Italian Sub-Facility Commitments, and subject to the other terms and conditions hereof, the Italian Sub-Facility Borrowers may borrow under this Section 2.01(d), prepay under Section 2.05, and reborrow under this Section 2.01(d).  Italian Sub-Facility Loans may only be made as Eurocurrency Rate Loans.

(e)           The Singapore Sub-Facility Borrowings.  Subject to the terms and conditions set forth herein, (i) each Singapore Sub-Facility Lender that has a Singapore Non-Local Sub-Facility Commitment severally agrees to make loans (each such loan, a “Singapore Non-Local Sub-Facility Loan”) to the Singapore Sub-Facility Borrowers from time to time, on any Business Day during the Availability Period applicable to such Lender in Dollars or any Alternative Currency, in an amount not to exceed such Lender’s Unused Singapore Non-Local Sub-Facility Commitment and (ii) each Singapore Sub-Facility Lender that has a Local Sub-Facility Commitment severally agrees to make loans (each such loan, a “Singapore Local Sub-Facility

Loan”) to the Singapore Sub-Facility Borrowers from time to time, on any Business Day during the Availability Period applicable to such Lender in Dollars or any Alternative Currency, in an amount not to exceed at any time outstanding such Lender’s applicable Singapore Local Sub-Facility Commitment; provided, however, that, in each case, after giving effect to any Singapore Sub-Facility Borrowing, the Total Outstandings shall not exceed the Revolving Credit Facility.  Within the limits of each Singapore Sub-Facility Lender’s Singapore Sub-Facility Commitments, and subject to the other terms and conditions hereof, the Singapore Sub-Facility Borrowers may borrow under this Section 2.01(e), prepay under Section 2.05, and reborrow under this Section 2.01(e).  Singapore Sub-Facility Loans may only be made as Eurocurrency Rate Loans.

(f)            The Swiss Sub-Facility Borrowings.  Subject to the terms and conditions set forth herein, each Swiss Sub-Facility Lender severally agrees to make loans (each such loan, a “Swiss Sub-Facility Loan”) to the Swiss Sub-Facility Borrowers from time to time, on any Business Day during the Availability Period applicable to such Lender in Dollars or any Alternative Currency from either its branch located in Switzerland or London, in an amount not to exceed such Lender’s Unused Swiss Sub-Facility Commitment; provided, however, that, after giving effect to any Swiss Sub-Facility Borrowing, the Total Outstandings shall not exceed the Revolving Credit Facility.  Within the limits of each Swiss Sub-Facility Lender’s Swiss Sub-Facility Commitments, and subject to the other terms and conditions hereof, the Swiss Sub-Facility Borrowers may borrow under this Section 2.01(f), prepay under Section 2.05, and reborrow under this Section 2.01(f).  Swiss Sub-Facility Loans may only be made as Eurocurrency Rate Loans.

(g)           Limitation on Singapore Dollar Borrowings.  Notwithstanding anything to the contrary in this Section 2.01, no Request for Credit Extension to be denominated in Singapore Dollars shall be made if, after giving effect thereto, the Total Outstandings denominated in Singapore Dollars would exceed $50,000,000.

2.02        Borrowings, Conversions and Continuations of Loans.  (a)  Each Revolving Credit Borrowing, each Sub-Facility Borrowing, each conversion of Revolving Credit Loans or Sub-Facility Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone (except in the case of any notice required to be delivered to the Hong Kong Sub-Agent, which must be given by email).  Each such notice must be received by the Administrative Agent not later than (i) 1:00 p.m. three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans to Base Rate Loans, (ii) 1:00 p.m. (or, in the case of Loans administered by the Hong Kong Sub-Agent, 11:00 a.m. Hong Kong time) five (5) Business Days prior to the requested date of any Borrowing of Eurocurrency Rate Loans denominated in an Alternative Currency, and (iii) 1:00 p.m. on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the applicable Borrower wishes to request Eurocurrency Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent, in the case of Loans denominated in Dollars, not later than 1:00 p.m. four (4) Business Days and, in the case of Loans denominated in any Alternative Currency, 1:00 p.m. (or, in the case of Loans administered by the Hong Kong Sub-Agent, 11:00 a.m.. Hong Kong time) six (6) Business Days, prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  In connection with any such request described in the preceding proviso, in the case of Loans denominated in Dollars, not later than 11:00 a.m., three (3) Business Days and, in the case of Loans denominated in any Alternative Currency, 1:00 p.m. (or, in the case of Loans administered by the Hong Kong Sub-Agent, 11:00 a.m.. Hong Kong time) five (5) Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the applicable Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Appropriate Lenders.  Each telephonic notice by the applicable Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the applicable Borrower.  Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the applicable Borrower is requesting a Revolving Credit Borrowing, a Sub-Facility Borrowing (and shall specify the applicable Sub-Facility), a conversion of Revolving Credit Loans or Sub-Facility Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) in the case of a Sub-Facility Borrowing, whether the applicable Borrower is requesting a Local Sub-Facility Borrowing or a Non-Local Sub-Facility Borrowing, (iii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iv) the principal amount of Loans to be borrowed, converted or continued, (v) the Type of Loans to be borrowed or to which existing Revolving Credit Loans or Sub-Facility Loans are to be converted, and (vi) if applicable, the duration of the Interest Period and currency with respect thereto.  If the applicable Borrower fails to specify a currency or Type of Loan in a Committed Loan Notice or if such Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loans or Sub-Facility Loans shall be made as, or if denominated in Dollars converted to, Base Rate Loans and the applicable Revolving Credit Loans or Sub-Facility Loans denominated in an Alternative Currency shall be continued as Eurocurrency Rate Loans having an Interest Period of one month.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans.  If a Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  Notwithstanding anything to the contrary herein, (i) a Swing Line Loan may not be converted to a Eurocurrency Rate Loan, (ii) Eurocurrency Rate Loans made to any Borrower other than the Company or a Borrower that is a Domestic Subsidiary may not be converted to Base Rate Loans, (iii) Base Rate Loans may be in an aggregate amount that is equal to the entire unused balance of the Revolving Credit Commitments or that is required to finance the reimbursement of an Unreimbursed Amounts as contemplated by Section 2.03(c) and (iv) Loans which are not denominated in Dollars may be made in amounts and increments in the applicable Alternative Currency reasonably satisfactory to the Administrative Agent.

(b)                                 Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender in writing (which may be telecopy or email) of the amount of its Applicable Revolving Credit Percentage under the Revolving Credit Facility or its Applicable Percentage under the applicable Sub-Facility of the applicable Revolving Credit Loans or Sub-Facility Loans and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).  In the case of a Revolving Credit Borrowing or Sub-Facility Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.04 (and, if such Borrowing is the initial Credit Extension, Section 4.02), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent on such Business Day either by (i) crediting the account of such Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by any Borrower, there are L/C Borrowings or Swing Line Loans of such Borrower outstanding in the currency of such Borrowing, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, second, shall be applied to the payment in full of any such Swing Line Loans and third, shall be made available to the applicable Borrower as provided above.

(c)                                  Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans without the consent of the Required Lenders in the case of Revolving Credit Loans or the consent of the applicable Required Sub-Facility Lenders in the case of Sub-Facility Loans.

(d)                                 The Administrative Agent shall promptly notify the applicable Borrower and the Appropriate Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding under the Revolving Credit Facility, the Administrative Agent shall notify the applicable Borrower and the Appropriate Lenders of any change in JPMorgan Chase Bank’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                                  After giving effect to all Revolving Credit Borrowings to Borrowers organized in the United States, all conversions of Revolving Credit Loans to such Borrowers from one Type to the other, and all continuations of Revolving Credit Loans to such Borrowers as the same Type, there shall not be more than fifteen (15) Interest Periods in effect for such Borrowers.  After giving effect to Revolving Credit Borrowings to Borrowers organized in a particular Core Jurisdiction (other than the United States), all conversions of Revolving Credit Loans to Borrowers organized in such jurisdiction from one Type to the other, and all continuations of Revolving Credit Loans to Borrowers organized in such jurisdiction as the same Type, there shall not be more than three (3) Interest Periods in effect for such Borrowers organized in each such Core Jurisdiction.  After giving effect to all Japanese Sub-Facility Borrowings and all continuations of Japanese Sub-Facility Loans, there shall not be more than five (5) Interest Periods in effect in respect of the Japanese Sub-Facility.  After giving effect to all Sub-Facility Borrowings under any Sub-Facility other than the Japanese Sub-Facility and all continuations of Sub-Facility Loans under each such Sub-Facility, there shall not be more than three (3) Interest Periods in effect in respect of each such Sub-Facility.

2.03                        Letters of Credit.  (a)  The Letter of Credit Commitment.  (i)  Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03 and within the limits of its L/C Commitment (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Company in an amount not to exceed the aggregate Unused Revolving Credit Commitments at such time and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Company and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Revolving Credit Facility, (y) the aggregate Total Outstandings of each Revolving Credit Lender shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)                                  No L/C Issuer shall issue any Letter of Credit if:

(A)                               subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B)                               the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (x) all the Revolving Credit Lenders have approved such expiry date or (y) not later than 10 Business Days prior to the Letter of Credit Expiration Date, the Company shall have deposited with the applicable L/C Issuer or the Administrative Agent cash in the currency of the requested Letter of Credit equal to 105% of the amount of such Letter of Credit.

(iii)                               No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)                               any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)                               the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)                               except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

(D)                               such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E)                                such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder (other than any Letter of Credit providing credit support for tax exempt financings); or

(F)                                 any Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Company or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from such Letter of Credit.

(iv)                              The applicable L/C Issuer shall not amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)                                 The applicable L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)                              The applicable L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit.  (i)  Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to an L/C Issuer (and with a copy to the Administrative Agent of all requests for new Letters of Credit or amendments to existing Letters of Credit to change the tenor or amount of such Letter of Credit) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company.  Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent, as applicable (x) not later than 1:00 p.m. at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in Dollars and (y) not later than 1:00 p.m. at least five (5) Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in an Alternative Currency; or, in each case, such later date and time as such L/C Issuer and Administrative Agent, as applicable, may agree in a particular instance in their sole discretion, prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to such L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as such L/C Issuer may reasonably require.  Additionally, the Company shall furnish to the applicable L/C Issuer such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer may reasonably require.

(ii)                                  Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless such L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii)                               If the Company so requests in any applicable Letter of Credit Application, the applicable L/C Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the applicable L/C Issuer, the Company shall not be required to make a specific request to such L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Administrative Agent or the Company that one or more of the applicable conditions specified in Section 4.04 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.  For the avoidance of doubt, unless otherwise agreed by each Lender, such Lender’s participation in each Auto-Extension Letter of Credit shall terminate on the Maturity Date of such Lender.

(iv)                              Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                                  Drawings and Reimbursements; Funding of Participations.  (i)  Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Company and the Administrative Agent thereof.  In the case of a Letter of Credit denominated in an Alternative Currency, the Company shall reimburse such L/C Issuer in such Alternative Currency, unless (A) the applicable L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Company shall have notified such L/C Issuer promptly following receipt of the notice of drawing that the Company will reimburse such L/C Issuer in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, such L/C Issuer shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  Not later than 3:00 p.m. (or, in the case of reimbursement in an Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment) on the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an “Honor Date”) if the applicable L/C Issuer delivers notice of such payment by 11:00 a.m. on such day (or, if notice of such payment by the applicable L/C Issuer is delivered after 11:00 a.m. on such day, not later than 3:00 p.m. on the next succeeding Business Day), the Company shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency.  If the Company fails to so reimburse the applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof.  In such event, the Company shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.04 (other than the delivery of a Committed Loan Notice).  If the Company fails to timely provide cash collateral as required by Section 2.03(a)(iii)(B) the applicable L/C Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify each Revolving Credit Lender of such failure to provide cash collateral, the amount of the applicable Letter(s) of Credit (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unfunded Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof.  In such event, the Company shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the date such cash collateral is required to be paid in an amount equal to the Unfunded Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.04 (other than the delivery of a Committed Loan Notice).  Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                  Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer, in Dollars, at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount or Unfunded Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate

Loan to the Company in such amount.  The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in Dollars.

(iii)                               With respect to any Unreimbursed Amount or Unfunded Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.04 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount or Unfunded Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)                              Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of such L/C Issuer.

(v)                                 Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Company or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.04 (other than delivery by the Company of a Committed Loan Notice ).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                              If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of such L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)                                 Repayment of Participations.  (i)  At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or Unfunded Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)                                  If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Credit Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Obligations Absolute.  The obligation of the Company to reimburse an L/C Issuer for each drawing under each Letter of Credit issued for the account of the Company and to repay each L/C Borrowing in respect thereof shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following (it being understood that any such payment by the Company is without prejudice to, and does not constitute a waiver of, any rights the Company might have or might acquire as a result of the payment by any L/C Issuer of any draft or reimbursement by the Company thereof):

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)                                  the existence of any claim, counterclaim, setoff, defense (other than the defense of payment) or other right that the Company or any other Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), an L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              any payment by an L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by an L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)                                 any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Company or any Subsidiary or in the relevant currency markets generally; or

(vi)                              any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense (other than the defense of payment) available to, or a discharge of, the Company or any Subsidiary.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the applicable L/C Issuer.  Absent the gross negligence, willful misconduct or bad faith by the applicable L/C Issuer, the Company shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                                   Role of L/C Issuers.  Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, an L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Credit Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit issued at its request; provided, however, that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by such L/C Issuer’s willful misconduct, gross negligence or bad faith or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, an L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(h)                                 Applicability of ISP and UCP.  Unless otherwise expressly agreed by the applicable L/C Issuer and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

(i)                                     Letter of Credit Fees.  The Company shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Revolving Credit Percentages allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to such L/C Issuer for its own account or retained by the Company to the extent the Company has provided Cash Collateral pursuant to Section 2.16.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable quarterly in arrears on the fifth Business Day following the last day of each March, June, September and December (provided an invoice related thereto has been delivered to the Company a reasonable time prior to such due date), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears on the last day of each March, June, September and December.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Credit Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j)                                    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers.  The Company shall pay directly to the applicable L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at the rate specified in the applicable Fee Letter, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Company and such L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum specified in the applicable Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable at such times as agreed between the Company and each L/C Issuer.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Company shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit issued by it as from time to time in effect.  Such customary fees and standard costs and charges are due and payable at such times as agreed between the applicable L/C Issuer and the Company.

(k)                                 Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.  For the avoidance of doubt, any grant of a security interest included in any Issuer Document shall not be effective.

(l)                                     Monthly Report.  Each L/C Issuer, on the last Business Day of each month until the Maturity Date, shall calculate the L/C Obligations on such date in respect of Letters of Credit issued by it (converting any amounts of the L/C Obligations which are denominated in an Alternative Currency to Dollars for purposes of such calculation) and shall promptly send notice in a form reasonably acceptable to the Administrative Agent of such L/C Obligations to the Administrative Agent and the Company.

2.04                        Swing Line Loans.  (a)  The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.04, agrees to make loans (each such loan, a “Swing Line Loan”) to the Company on such terms (subject to Section 2.07(c)) as may be agreed between the Swing Line Lender and the Company from time to time on any Business Day during the Availability Period applicable to the Swing Line Lender in Dollars in (x) an amount for any Swing Line Loan not to exceed the Unused Revolving Credit Commitments on such Business Day and (y) an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Revolving Credit Facility at such time, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding

Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Credit Commitment, and provided further that the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan (excluding netting of payments of Swing Line Loans).  Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Immediately upon the request of the Swing Line Lender, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.

(b)                                 Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Company’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 3:00 p.m. on the requested borrowing date (or such shorter notice as the Swing Line Lender may require) and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000 (or such lesser amount as the Company and the Swing Line Lender shall agree), and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Company.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 4:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender may, not later than 5:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Company at its office by crediting the account of the Company on the books of the Swing Line Lender in immediately available funds.

(c)                                  Refinancing of Swing Line Loans.  (i)  The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.04.  The Swing Line Lender shall furnish the Company with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving

Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Company in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender and the Swing Line Lender shall apply such amounts in payment of the Swing Line Loans.

(ii)                                  If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)                               If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest (to the extent not paid by the Company) thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)                              Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.04.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

(d)                                 Repayment of Participations.  (i)  At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans made to it.  Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.

(f)                                   Payments Directly to Swing Line Lender.  The Company shall make all payments of principal and interest in respect of the Swing Line Loans made to it directly to the Swing Line Lender.

2.05                        Prepayments.  (a)  Optional.  (i)  Subject to the last sentence of this Section 2.05(a)(i), the Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Sub-Facility Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than (1) 1:00 p.m. three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans (or 11:00 a.m. Hong Kong time in the case of Loans administered by the Hong Kong Sub-Agent) and (2) 1:00 p.m. on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment.  If such notice is given by a Borrower, the payment amount specified in such notice shall be due and payable on the date specified therein; provided that, if such notice is given in connection with a conditional notice of termination of the Commitments, then such notice of prepayment may be revoked if such notice of termination is revoked, subject to any amounts required pursuant to

Section 3.05.  Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each prepayment shall be paid to the Lenders ratably in accordance with their respective Loans funded under each of the relevant Facilities.

(ii)                                  The Company may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 3:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000 or the remaining amount of such Swing Line Loan.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that, if such notice is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06.

(b)                                             Mandatory.  (i)  Alternative Currency Revaluation.  If at any time by reason of fluctuations in foreign exchange rates the Total Outstandings (for which purpose the amount of any Letter of Credit or Loan that is denominated in an Alternative Currency shall be deemed to be the Dollar Equivalent thereof as of the date of determination) exceeds 103% of the Revolving Credit Facility at such time, the Administrative Agent shall use all reasonable efforts to give prompt written notice thereof to the Company, specifying the amount to be prepaid under this clause (i), and the Company shall cause, within five (5) Business Days of the date of such notice, Loans to be prepaid or Letters of Credit to be Cash Collateralized in an amount so that after giving effect thereto the aggregate outstanding principal amount of the Total Outstandings (determined as aforesaid) does not exceed the Revolving Credit Facility; provided that any such payment shall be accompanied by any amounts payable under Section 3.05.  If at any time by reason of fluctuations in foreign exchange rates the Outstanding Amount with respect to any Sub-Facility (for which purpose the amount of any Loan that is denominated in an Alternative Currency shall be deemed to be the Dollar Equivalent thereof as of the date of determination) exceeds 103% of the applicable Sub-Facility at such time, the Administrative Agent shall use all reasonable efforts to give prompt written notice thereof to the Company, specifying the amount to be prepaid under this clause (i), and the applicable Borrowers shall, within five (5) Business Days of the date of such notice, prepay the applicable Sub-Facility Loans or cause Sub-Facility Loans to be prepaid in an amount so that after giving effect thereto the aggregate outstanding principal amount of the Outstanding Amount (determined as aforesaid) of such Sub-Facility Loans does not exceed such Sub-Facility; provided that any such payment shall be accompanied by any amounts payable under Section 3.05.  The determination of which Revolving Credit Loans or Sub-Facility Loans to prepay hereunder shall be at the sole option of the applicable Borrower.  The determinations of the Administrative Agent hereunder shall be conclusive and binding on the Borrowers in the absence of manifest error.

(ii)                                  If for any reason other than as set forth in clause (i) above the Total Outstandings (for which purpose the amount of any Letter of Credit or Loan that is denominated in an Alternative Currency shall be deemed to be the Dollar Equivalent thereof as of the date of determination) at any time exceeds the Revolving Credit Facility then in effect, the Company shall promptly cause Loans to be prepaid and/or L/C Obligations to be Cash Collateralized in an aggregate amount equal to such excess and the applicable Borrowers shall immediately prepay the applicable Sub-Facility Loans or cause Sub-Facility Loans to be prepaid in an amount so that after giving effect thereto the aggregate outstanding principal amount of the Outstanding Amount (determined as aforesaid) of such Sub-Facility Loans does not exceed such Sub-Facility; provided that any such payment shall be accompanied by any amounts payable under Section 3.05.  The determination of which Revolving Credit Loans or Sub-Facility Loans to prepay hereunder shall be at the sole option of the Company or the applicable Borrower.

(iii)                               Application.  Prepayments of Loans made pursuant to this Section 2.05(b) shall be applied as directed by the Company.

2.06                        Termination or Reduction of Commitments.  (a)  Optional.  The Company may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, the Letter of Credit Sublimit, the Swing Line Sublimit or any Sub-Facility, or from time to time permanently reduce the Revolving Credit Facility, the Letter of Credit Sublimit, the Swing Line Sublimit or any Sub-Facility; provided that (i) any such notice shall be received by the Administrative Agent not later than 1:00 p.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Company shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Letter of Credit Sublimit or (D) any Sub-Facility if, after giving effect thereto, the Outstanding Amount of Sub-Facility Loans under such Sub-Facility would exceed such Sub-Facility.

(b)                                 Scheduled.  The aggregate Revolving Credit Commitments shall be automatically and permanently reduced on the following dates such that, after giving effect to such reduction, the aggregate Commitments shall not exceed the respective amounts set forth opposite such dates:

Date	Amount of Facility
First Anniversary of Closing Date	$2,170,000,000
Second Anniversary of Closing Date	$1,990,000,000
Third Anniversary of Closing Date	$1,810,000,000
Fourth Anniversary of Closing Date	$1,630,000,000

(c)                                  Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit, the Revolving Credit Commitment or any Sub-Facility Commitment under this Section 2.06.  Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount.  Upon any reduction of any Sub-Facility Commitment, such Sub-Facility Commitment of each Appropriate Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount.  All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

2.07                        Repayment of Loans.  (a)  Revolving Credit Loans.  Each Borrower shall repay to each Lender on the Maturity Date applicable to such Lender the aggregate principal amount of all Loans made to it by such Lender and outstanding on such date.

(b)                                 Swing Line Loans.  The Company shall repay each Swing Line Loan made to it on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) the Maturity Date.

2.08                        Interest.  (a)  Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate for Eurocurrency Rate Loans; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans (or so long as the Lenders have not funded their participation interest in any such Swing Line Loan, at such lower rate as set forth in the Fee Letter between the Swing Line Lender and the Company).

(b)                                 (i)  If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                                  If any amount (other than principal of any Loan) payable by the applicable Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)                               Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)                              Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09                        Fees.  In addition to certain fees described in Sections 2.03(i) and (j):

(a)                                 Facility Fee.  The Company shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Percentage, a facility fee equal to the Applicable Rate with respect to a “facility fee” times the actual daily amount of the Revolving Credit Facility (irrespective of usage).  The facility fee shall accrue at all times during the Availability Period of any Lender, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the fifth Business Day following the last day of each March, June, September and December (provided an invoice related thereto has been delivered to the Company a reasonable time prior to such due date), commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for any Lender.  The facility fee shall be calculated quarterly in arrears on the last day of each of March, June, September and December, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)                                 Ticking Fee.  The Company shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Percentage, a ticking fee equal to the Applicable Rate with respect to a “ticking fee” times the actual daily amount of the Revolving Credit Facility.  The ticking fee shall accrue at all times during the period commencing on the 91st day after the Effective Date and ending on the Closing Date, and shall be due and payable quarterly in arrears on the fifth Business Day following the last day of each March, June, September and December (provided an invoice related thereto has been delivered to the Company a reasonable time prior to such due date), commencing with the first such date to occur at least 92 days after the Effective Date, and on the Closing Date.  The ticking fee shall be calculated quarterly in arrears on the last day of each of March, June, September and December, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(c)                                  Other Fees.  (i)  The Company shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)                                  The Company shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10                        Computation of Interest and Fees.  All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year) (or, in each case of Loans denominated in Alternative Currencies where market practice differs, in accordance with market practice).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11                        Evidence of Debt.  (a)  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the applicable Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the applicable Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the applicable Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)                                 In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12                        Payments Generally; Administrative Agent’s Clawback.  (a)  General.  All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by any Loan Party hereunder shall be made to the Administrative Agent, for the account of the respective Lenders, Swing Line Lender or L/C Issuer, as applicable, to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in same day funds not later than 3:00 p.m. on the date specified herein.  Except as otherwise expressly provided herein or as otherwise agreed by the Appropriate Lenders, all payments by any Loan Party hereunder with respect to all payments on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the Appropriate Lenders, at the applicable Administrative Agent’s Office in such Alternative Currency and in same day funds not later than 3:00 p.m. on the dates specified herein.  If, for any reason, any Loan Party is prohibited by any applicable Law from making any required payment hereunder in an Alternative Currency, such Loan Party shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.  The Administrative Agent will promptly distribute to each Lender its ratable share in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  Except as otherwise provided in this Agreement, payments received by the Administrative Agent after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)                                 (i)  Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 2:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by a Borrower, the interest rate applicable to the Loans comprising such Borrowing.  If the applicable Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                                  Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or an L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or such L/C Issuer, as the case may be, the amount due.  In such event, if the applicable Borrower has not in fact made such payment, then each of the Appropriate Lenders or such L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Sub-Facility Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Appropriate Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)                                  Funding Source.  Other than with respect to funding sources specified in the case of any Local Sub-Facility, nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)                                   Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C

Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

(g)                                  Obligations of Borrowers.  Except for the guaranty of the Company set forth in Article X, (i) the obligations of the Borrowers hereunder to repay Sub-Facility Loans and Revolving Credit Loans, are several and not joint, and (ii) no Borrower shall be responsible or obligated for the failure of any other Borrower to repay any Obligation owing by any such other Borrower.

2.13                        Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.15, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply) or payments made to Lenders in connection with amendments, waivers or consents.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14                        Extension of Maturity Date.  ,(a) The Company, by written notice to the Administrative Agent after the Closing Date, may request an extension of the Maturity Date in effect at such time by one year from its then scheduled expiration; provided that (i) the Company may not provide such notice more than once in any calendar year and (ii) such requested extension shall not become effective fewer than 30 days after the date of such notice (such effective date being the “Extension Date”).  The Administrative Agent shall promptly notify each Lender of such request, and each Lender shall in turn, in its sole discretion, not later than 20 days prior to the Extension Date, notify the Company and the Administrative Agent in writing as to whether such Lender will consent to such extension.  If any Lender shall fail to notify the Administrative Agent and the Company in writing of its consent to any such request for extension of the Maturity Date at least 20 days prior to the Extension Date, such Lender shall be deemed to be a Non-Consenting Lender with respect to such request.  The Administrative Agent shall notify the Company not later than 15 days prior to the Extension Date of the decision of the Lenders regarding the Company’s request for an extension of the Maturity Date.

(b)                                 If all the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.14, the Maturity Date in effect at such time shall, effective as at the Extension Date, be extended for one year; provided that on each Extension Date the applicable conditions set forth in Section 4.05 shall be satisfied.  If less than all of the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.14, the Maturity Date in effect at such time shall, effective as at the applicable Extension Date and subject to subsection (d) of this Section 2.14, be extended as to those Lenders that so consented (each a “Consenting Lender”) but shall not be extended as to any other Lender (each a “Non-Consenting Lender”).  To the extent that the Maturity Date is not extended as to any Lender pursuant to this Section 2.14 and the Commitment of such Lender is not assumed in accordance with subsection (c) of this Section 2.14 on or prior to the applicable Extension Date, the Commitment of such Non-Consenting Lender shall automatically terminate in whole on such unextended Maturity Date without any further notice or other action by the Company, such Lender or any other Person; provided that such Non-Consenting Lender’s rights under Sections 3.01, 3.04, 3.05 and 11.04(b), and its obligations under Section 11.04(c),shall survive the Maturity Date for such Lender as to matters occurring prior to such date and provided, further, that to the extent that the Maturity Date is not extended as to any Lender pursuant to this Section 2.14 and the Commitment of such Lender is not assumed in accordance with subsection (c) of this Section 2.14 on or prior to the applicable Extension Date, the Commitment of such Non-Consenting Lender, and such Non-Consenting Lender’s obligations to participate in Letters of Credit, shall automatically terminate in whole on such unextended Maturity Date without any further notice or other action by the Company.  It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Company for any requested extension of the Maturity Date.

(c)                                  If less than all of the Lenders consent to any such request pursuant to subsection (a) of this Section 2.14, the Administrative Agent shall promptly so notify the Consenting Lenders, and each Consenting Lender may, in its sole discretion, give written notice to the Administrative Agent not later than 10 days prior to the Extension Date of the amount of the Non-Consenting Lenders’ Commitments for which it is willing to accept an assignment.  If the Consenting Lenders notify the Administrative Agent that they are willing to accept assignments of Commitments in an aggregate amount that exceeds the amount of the Commitments of the Non-Consenting Lenders, such Commitments shall be allocated among the Consenting Lenders willing to accept such assignments in such amounts as are agreed between the Company and the Administrative Agent effective as of the Extension Date.  If after giving effect to the assignments of Commitments described above there remains any Commitments of Non-Consenting Lenders, the Company may arrange for one or more Consenting Lenders or Eligible Assignees to assume (in such capacity, an “Assuming Lender”), effective as of the Extension Date, any Non-Consenting Lender’s Commitment and all of the obligations of such Non-Consenting Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Consenting Lender; provided, however, that the amount of the Commitment of any such Assuming Lender as a result of such substitution shall in no event be less than $5,000,000 unless the amount of the Commitment of such Non-Consenting Lender is less than $5,000,000, in which case such Assuming Lender shall assume all of such lesser amount; and provided further that:

(i)                                     any such Consenting Lender or Assuming Lender shall have paid to such Non-Consenting Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Loans, if any, of such Non-Consenting Lender plus (B) any accrued but unpaid facility fees owing to such Non-Consenting Lender as of the effective date of such assignment;

(ii)                                  all additional costs reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Lender; and

(iii)                               with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 11.06(b)(iv) for such assignment shall have been paid;

provided further that such Non-Consenting Lender’s rights under Sections 3.01, 3.04, 3.05 and 11.04(b), and its obligations under Section 11.04(c), shall survive such substitution as to matters occurring prior to the date of substitution.  At least three Business Days prior to any Extension Date, (A) each such Assuming Lender, if any, shall have delivered to the Company and the Administrative Agent an agreement in form and substance reasonably satisfactory to the Company and the Administrative Agent (an “Assumption Agreement”), duly executed by such Assuming Lender, such Non-Consenting Lender, the Company and the Administrative Agent, (B) any such Consenting Lender shall have delivered confirmation in writing satisfactory to the Company and the Administrative Agent as to the increase in the amount of its Commitment and (C) each Non-Consenting Lender being replaced pursuant to this Section 2.14 shall have delivered to the Administrative Agent any Note or Notes held by such Non-Consenting Lender.  Upon the payment or prepayment of all amounts referred to in clauses (i), (ii) and (iii) of the immediately preceding sentence, each such Consenting Lender or Assuming Lender, as of the Extension Date, will be substituted for such Non-Consenting Lender under this Agreement and shall be a Lender for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of each such Non-Consenting Lender hereunder shall, by the provisions hereof, be released and discharged.

(d)                                 If (after giving effect to any assignments or assumptions pursuant to subsection (c) of this Section 2.14) Lenders having Commitments equal to at least 50% of the Commitments in effect immediately prior to the Extension Date consent in writing to a requested extension (whether by execution or delivery of an Assumption Agreement or otherwise) not later than one Business Day prior to such Extension Date, the Administrative Agent shall so notify the Company, and, subject to the satisfaction of the applicable conditions in Section 4.05, the Maturity Date then in effect shall be extended for the additional one-year period as described in subsection (a) of this Section 2.14, and all references in this Agreement, and in the Notes, if any, to the “Maturity Date” shall, with respect to each Consenting Lender and each Assuming Lender for such Extension Date, refer to the Maturity Date as so extended.  Promptly following each Extension Date, the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) of the extension of the scheduled Maturity Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Consenting Lender and each such Assuming Lender.

2.15                        Cash Collateral. Certain Credit Support Events.  Upon the request of the Administrative Agent or an L/C Issuer (i) if such L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Company shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the L/C Issuers or the Swing Line Lender, the Company shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv), any Cash Collateral provided by the Defaulting Lender and any repayment of Swing Line Loans).  If at any time the Administrative Agent reasonably determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Company will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer.

(b)                     Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts at the Lender that is, or is an Affiliate of, the Administrative Agent.  The Company, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such Cash Collateral, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c).  If at any time the Administrative Agent determines in its commercially reasonable discretion that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Company or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)                      Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03, 2.04, 2.05, 2.16 or 8.04 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)                     Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vii)) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 8.04), and (y) the Person providing Cash Collateral and the L/C Issuers or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.16                        Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                     Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders”, “Required Revolving Credit Lenders” and “Required Sub-Facility Lenders”.

(ii)                                  Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be reasonably determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuers or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by any L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Company may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lender as a result of any final and nonappealable judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Company as a result of any final and nonappealable judgment of a court of competent jurisdiction obtained by the Company against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.04 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.  That Defaulting Lender (x) shall not be entitled to receive any facility fee pursuant to Section 2.09(a) or any ticking fee pursuant to Section 2.09(b) for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(i).

(iv)                              Reallocation of Applicable Revolving Credit Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Applicable Revolving Credit Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Loans of that Lender (made in its capacity as a Lender).

(b)                                 Defaulting Lender Cure.  If the Company, the Administrative Agent, Swing Line Lender and the L/C Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Revolving Credit Percentage (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting

Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.  ,(a)  Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  (i) Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable Laws require any Loan Party or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Loan Party or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)                                  If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including backup withholding and withholding taxes, from any payment, then (A) such Loan Party or the Administrative Agent, as the case may be, shall withhold or make such deductions as are determined by such Loan Party or the Administrative Agent to be required by applicable Laws based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)                                 Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Tax Indemnifications.  (i) Without limiting the provisions of subsection (a) or (b) above, each Loan Party shall, severally and not jointly, indemnify the Administrative Agent, each Lender and each L/C Issuer, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by such Loan Party or the Administrative Agent (with respect to the Obligations of such Loan Party), except to the extent additional amounts have been paid with respect thereto pursuant to subsection (a), or paid by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Any demand for payment pursuant to this Section shall be accompanied by a certificate as to the amount of any such payment or liability delivered to the Company and such Loan Party by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, and such certificate shall be conclusive absent manifest error.

(ii)                                  Without limiting the provisions of subsection (a) or (b) above, each Lender and each L/C Issuer shall, and does hereby, indemnify the Loan Parties and the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Loan Parties or the Administrative Agent) incurred by or asserted against the Loan Parties or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or such L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or such L/C Issuer, as the case may be, to the Loan Parties or the Administrative Agent pursuant to subsection (e).  Each Lender and each L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)                                 Evidence of Payments.  Upon request by any Loan Party or the Administrative Agent, as the case may be, after any payment of Taxes by the Loan Parties or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Loan Parties shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Loan Parties, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Loan Parties or the Administrative Agent, as the case may be.

(e)                                  Status of Lenders; Tax Documentation.  (i)  Each Lender shall deliver to the Company and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the relevant Loan Party or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Loan Parties pursuant to this Agreement or any other Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii)                                  Without limiting the generality of the foregoing, if a Loan Party is resident for tax purposes in the United States,

(A)                               the Administrative Agent and any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Company and the Administrative Agent two duly executed originals of Internal Revenue Service Form W-9 (or successor form) or such other documentation or information prescribed by applicable Laws or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to United States Federal backup withholding or information reporting requirements;

(B)                               each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Company and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I)                                   two duly executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)                              two duly executed originals of Internal Revenue Service Form W-8ECI,

(III)                         two duly executed originals of Internal Revenue Service Form W-8IMY, accompanied by appropriate certification documents from each beneficial owner, and all other required supporting documentation,

(IV)                          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Loan Party within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly executed originals of Internal Revenue Service Form W-8BEN, or

(V)                               executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the relevant Loan Party or the Administrative Agent to determine the withholding or deduction required to be made; and

(C)                               if a payment made to a Foreign Lender hereunder or under any other Loan Document would be subject to United States withholding tax imposed by FATCA if such Foreign Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Foreign Lender shall deliver to the Company and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company or the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)                               Each Lender shall promptly (A) notify the Company and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Company or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f)                                   Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be.  If the Administrative Agent, any Lender or any L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Loan Parties or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay to the Loan Parties an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such L/C Issuer in the event the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

3.02                        Illegality.  (a)  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate.  Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.

(b)                                 If any Lender or branch or Affiliate of such Lender making Loans to a Borrower hereunder (its “Designated Lender”) determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or such applicable Designated Lender to perform its obligations hereunder or to issue, make, maintain, fund or charge interest with respect to any Credit Extension to any Borrower who is organized under the laws of a jurisdiction other than the United States or a political subdivision thereof then, on notice thereof by such Lender to the Company through the Administrative Agent, and until such notice by such Lender is revoked, any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension shall be suspended.

3.03                        Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits in Dollars or any Alternative Currency are not being offered to banks in the London interbank eurocurrency market for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the applicable Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the applicable Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, if such Borrower is the Company or a Domestic Subsidiary, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.  If the Eurocurrency Rate Loans become unavailable due to circumstances set forth in this Section 3.03, the Company and the Lenders shall negotiate in good faith to agree on an alternative method for establishing a substitute basis for determination of the Eurocurrency Rate.

3.04                        Increased Costs; Reserves on Eurocurrency Rate Loans.  (a)  Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer;

(ii)                                  subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; provided however, for the avoidance of doubt, changes in the rates or applicability of income, franchise or branch profits Taxes imposed by such Lender’s jurisdiction of (x) organization, (y) principal office or (z) location of lending office shall not be subject to this Section 3.04(a)(ii); or

(iii)                               impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Company will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender or an L/C Issuer setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error.  The Company shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Company shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than four months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the four-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                                  Reserves on Eurocurrency Rate Loans.  The applicable Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided such Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

3.05                        Compensation for Losses.  Upon written demand of any Lender or L/C Issuer, as applicable, (with a copy to the Administrative Agent and which demand shall include reasonable supporting detail) from time to time, the applicable Borrower shall promptly compensate such Lender or L/C Issuer for and hold such Lender or L/C Issuer harmless from any loss, cost or expense incurred by it as a result of:

(a)                                 any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by such Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by such Borrower;

(c)                                  any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by such Borrower pursuant to Section 11.14; or

(d)                                 with respect to any L/C Issuer, such Borrower fails to make payment of any drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency excluding any loss of anticipated profits or relating to the Applicable Rate on such Loan, but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The applicable Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.  A certificate of such affected Lender setting forth the calculation of its losses pursuant to this Section 3.05 will be provided to the applicable Borrower, with a copy to the Administrative Agent, which shall be conclusive and binding absent of manifest error.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurocurrency market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06                        Mitigation Obligations; Replacement of Lenders.  (a)  Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or any Loan Party is required to pay any additional amount to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be.  The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives notice pursuant to Section 3.02, the Company may (i) replace any such Lender in accordance with Section 11.14; provided that any replacement of any Lender with one or more Affiliated Lenders shall not cause, after giving effect to such assignment, the Affiliated Lender Cap to be exceeded or (ii) if the request for compensation, payment of any additional amount or giving of notice, as the case may be, is specific to any Sub-Facility, the Company may terminate the applicable Sub-Facility Commitment of such Lender.

3.07                        Survival.  All of the Loan Parties’, Lenders’, L/C Issuers’ and the Administrative Agent’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.  Without limiting the provisions of the preceding sentence, each party’s obligations under Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01                        Conditions to Effectiveness.  The effectiveness of this Agreement and the Commitment of each Lender hereunder is subject solely to satisfaction (or waiver) of the following conditions precedent:

(a)                                 The Administrative Agent shall have received all of the following, each of which shall be originals unless otherwise specified:

(i)                                     executed counterparts of this Agreement, each of which may be delivered by facsimile or other electronic transmission (including “pdf” and “tif”), duly executed by the Company, each L/C Issuer, the Swing Line Lender and each Lender;

(ii)                                  such certificates of resolutions or other action, incumbency certificates and/or other certificates of a secretary or an assistant secretary of the Company as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Company is a party or is to be a party; and

(iii)                               a favorable opinion of Latham & Watkins LLP, counsel to the Company, addressed to the Administrative Agent, each Lender and each L/C Issuer, as to the matters set forth in Exhibit F-1.

(b)                                 (i) All fees required to be paid to the Administrative Agent and the Arrangers on or before the Effective Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Effective Date shall have been paid.

(c)                                  To the extent requested at least ten days prior to the Closing Date, the Company shall have provided the documentation and other information to the Administrative Agent that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act.

The Administrative Agent shall promptly notify the Company and the Lenders of the Effective Date in writing, and such notice shall be conclusive and binding.

4.02                        Conditions of Initial Credit Extension.  The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)                                 The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the date hereof or as otherwise indicated below (or, in the case of certificates of governmental officials, a recent date before the date hereof) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)                                     a Note executed by the Company in favor of each Lender requesting a Note;

(ii)                                  such documents and certifications as the Administrative Agent may reasonably require to evidence that the Company is duly organized or formed, and that the Company is validly existing, in good standing and qualified to engage in business in its jurisdiction or organization;

(iv)                              a favorable opinion of Latham & Watkins LLP, counsel to the Company, addressed to the Administrative Agent, each Lender and each L/C Issuer, as to the matters set forth in Exhibit F-2;

(v)                                 a certificate signed by a Responsible Officer of the Company certifying on behalf of the Company (A) that the conditions specified in Sections 4.02(b) and (c) have been satisfied and (B) the current Debt Ratings;

(vi)                              a certificate dated the Closing Date as to the financial condition and solvency of the Company in the form attached as Exhibit G hereto; and

(vii)                           evidence that the Existing Credit Agreement has been, or concurrently with the Closing Date is being, terminated, all outstanding amounts thereunder have been paid (or arrangements satisfactory to the Administrative Agent have been made therefor).  Each Lender party to the Existing Credit Agreement hereby waives any requirement thereunder for prior notice of the termination of its commitments thereunder and the prepayment of any loans or other amounts owing to it thereunder in connection with the termination of such Existing Credit Agreement on the Closing Date.

(b)                                 The acquisition by a Subsidiary of the Company of the outstanding Shares other than Excluded Shares (as such terms are defined in the Acquisition Agreement) shall have been or shall be, substantially simultaneously with the Loans made on the Closing Date, consummated in accordance with the terms of that certain Agreement and Plan of Merger dated as of September 9, 2013 among the Koch Industries, Inc., Koch Connectors, Inc. and the Acquired Business without giving effect to any amendments, modifications, supplements, waivers or consents by the Company or any of its Affiliates thereto that are materially adverse to the interests of the Lenders and not approved by the Arrangers (which approval shall not be unreasonably withheld, conditioned or delayed) (as so amended, modified, supplemented or waived, and including all exhibits, schedules and annexes thereto, the “Acquisition Agreement”).  It is understood and agreed that (A) any reduction in price in excess of 10% of the purchase price in effect on October 17, 2013 and (B) any extension of the Outside Date (as defined in the Acquisition Agreement) shall, in each case, be deemed to be materially adverse to the interest of the Lenders.

(c)                                  The Acquisition Agreement Representations and the Specified Representations shall be true and correct.

(d)                                 (i) All fees required to be paid to the Administrative Agent and the Arrangers on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(e)                                  Unless waived by the Administrative Agent, the Company shall have paid all reasonable out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced three (3) Business Days prior to the Closing Date, plus such additional invoiced amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).

(f)                                   The Closing Date shall have occurred on or before February 28, 2014 (which date shall be automatically extended to coincide with the Outside Date (as defined in the Acquisition Agreement).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.03                        Initial Credit Extension to Each Designated Subsidiary.  The obligation of each Lender to honor the initial Request for Credit Extension made by any Designated Subsidiary is subject to the receipt by the Administrative Agent on or before the date of such initial Request for Credit Extension of each of the following, in form and substance reasonably satisfactory to the Administrative Agent and dated on or prior to such date:

(a)                                 A Designation Agreement duly executed by such Designated Subsidiary and the Company.

(b)                                 Copies of (i) the resolutions of the board of directors, board of managers or other applicable governing body of the such Designated Subsidiary (with an English translation certified by an officer of such Designated Subsidiary or the Company if the original thereof is not in English), approving this Agreement, and (ii) of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, in each case certified by the Secretary or an Assistant Secretary or an appropriate officer or director of such Designated Subsidiary.

(c)                                  A certificate of a proper officer or director of such Designated Subsidiary certifying the names and true signatures of the officers of such Designated Subsidiary authorized to sign its Designation Agreement and the other documents to be delivered by it hereunder.

(d)                                 A certificate signed by a duly authorized officer of such Designated Subsidiary, certifying that such Designated Subsidiary has obtained all material governmental and third party authorizations, consents, approvals (including exchange control approvals) and licenses required under applicable laws and regulations necessary for such Designated Subsidiary to execute and deliver its Designation Agreement and to perform its obligations hereunder and thereunder.

(e)                                  Favorable opinions of counsel (which may be in-house counsel) to such Designated Subsidiary substantially in the form of Exhibit F-3 hereto, and as to such other customary matters relating to the applicable jurisdiction of such Designated Subsidiary as the Administrative Agent may request.

(f)                                   Such other documents specific to such Designated Subsidiary as any Lender with a Commitment to lend to such Designated Subsidiary may reasonably request through the Administrative Agent, including documents that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act and, other than with respect to a Pre-Closing Approved Designated Subsidiary, each Lender shall have had at least five Business Days to review the documentation delivered in respect of requests related to “know-your-customer” and Patriot Act compliance.

4.04                        Conditions to all Credit Extensions after the Closing Date.  The obligation of each Lender to honor any Request for Credit Extension made after the Closing Date (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a)                                 The representations and warranties of the Company contained in Article V (other than Sections 5.05(c) and 5.06(b)) shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.04, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively, and additionally, if such Credit Extension shall have been requested by a Designated Subsidiary, the representations and warranties of such Designated Subsidiary contained in its Designation Agreement are true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(b)                                 No Default shall have occurred or be continuing or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)                                  The Administrative Agent and, if applicable, an L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)                                 If such Credit Extension shall have been requested by a Designated Subsidiary, such Designated Subsidiary shall not be the subject of proceeding under any Debtor Relief Law.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by a Borrower shall be deemed to be a representation and warranty by such Borrower that the conditions specified in Sections 4.04(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

4.05                        Conditions to each Extension of Maturity Date.  The effectiveness of each extension of Commitments in accordance with Section 2.14 is subject to the following conditions precedent:

(a)                                 The representations and warranties of the Company contained in Article V shall be true and correct on and as of the applicable Extensions Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.05, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively, and the representation and warranty contained in Section 5.05(c) shall be deemed to refer to the date of the most recent statements furnished pursuant to Section 6.01(a).

(b)                                 No Default shall have occurred or be continuing on the applicable Extension Date.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Administrative Agent and the Lenders that:

5.01                        Existence, Qualification and Power.  Each Loan Party and each of its Subsidiaries, but excluding Subsidiaries not constituting when taken together a Material Subsidiary Group, (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its material assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02                        Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except in each case referred to in clause (b) or (c), to the extent that failure to do so would not reasonably be expected, in the aggregate, to have a Material Adverse Effect.

5.03                        Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04                        Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally and by equitable principles.

5.05                        Financial Statements; No Material Adverse Effect.  (a)  The Audited Financial Statements (and after the delivery of the audited financial statements furnished pursuant to Section 6.01(a), the most recent audited statements so furnished) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present the consolidated financial condition of the

Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)                                 The unaudited consolidated balance sheet of the Acquired Business and its Subsidiaries dated September 30, 2013, and the related consolidated statements of income or operations and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)                                  Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06                        Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company, threatened at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or the consummation of the transactions contemplated by this Agreement or any other Loan Document, or (b) either individually or in the aggregate, if determined adversely, would reasonably be expected to have a Material Adverse Effect.

5.07                        Subsidiaries; Equity Interests; Loan Parties.  As of the date of this Agreement (or as of the date of any updated Schedule delivered pursuant to this Agreement), the Company has no Subsidiaries other than those specifically disclosed in Schedule 5.07 (as so updated), and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Persons and in the amounts specified on such Schedule 5.07 free and clear of all Liens, other than Liens permitted by this Agreement.

5.08                        Margin Regulations; Investment Company Act.  (a)  None of the Company, any Person Controlling the Company, or any Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), and no proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of carrying any such margin stock, in any such case, in contravention of Regulation T, U or X of the FRB.

(b)                                 None of the Company, any Person Controlling the Company, or any Subsidiary is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

5.09                        Disclosure.  No report, financial statement, certificate or other information furnished (whether in writing or orally pursuant to a formal presentation) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in light of the circumstances under which such statements were or are made; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made and at the time made available to the Administrative Agent and the Lenders, however, that projections as to future events are not to be viewed as fact and that actual results during the periods or periods covered by such projections may differ from projected results and that the differences may be material.

5.10                        Anti-Corruption Laws and Sanctions.  The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees and to the knowledge of the Company its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions except in any such case where such non-compliance would not reasonably be expected to have a Material Adverse Effect.  None of the Company, any Subsidiary or to the knowledge of the Company or such Subsidiary any of their respective directors, officers, employees or agents, is a Sanctioned Person.  No Borrower will use the proceeds of any Borrowing or any Letter of Credit in violation of any Anti-Corruption Laws or applicable Sanctions.

5.11                        Solvency.  As of the Closing Date, after giving effect to the Transaction, the Company and its Subsidiaries, determined on a consolidated basis, are Solvent.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification Obligations to the extent no claim with respect thereto has been asserted), or any Letter of Credit shall remain outstanding (unless Cash Collateralized), the Company shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

6.01                        Financial Statements.  Deliver to the Administrative Agent:

(a)                     within ninety (90) days after the end of each fiscal year of the Company commencing with the fiscal year ended December 31, 2014, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in members’ equity (or shareholders’ equity, as applicable) and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders (it being agreed that any of the “Big 4” accounting firms shall be acceptable), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)                     within seventy-five (75) days after the end of the fiscal quarter in which the Closing Date occurs (other than the last fiscal quarter of the fiscal year of the Company ended December 31, 2014), and within forty-five (45) days after the end of each subsequent fiscal quarter which is one of the first three fiscal quarters in any fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Company’s fiscal year then ended, and the related consolidated statements of cash flows for the portion of the Company’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer, director global treasury, assistant treasurer or controller of the Company as fairly presenting the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Company shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02                        Certificates; Other Information.  Deliver to the Administrative Agent:

(a)                     concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer, director global treasury, assistant treasurer or controller of the Company;

(b)                     promptly after any request by the Administrative Agent (on behalf of itself or any Lender), copies of any detailed audit reports or management letters submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(c)                      promptly after the same are available, copies of all annual, regular, periodic and special reports and registration statements, if any, which the Company shall have filed with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)                     promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction), if any, concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(e)                      as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company, an updated Schedule 5.07 as may be necessary for such Schedule to be accurate and complete; and

(f)                       promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent (on behalf of itself or any Lender) may from time to time reasonably request, if reasonably available or reasonably able to be prepared.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Company shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies, including “pdf” copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Company hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Company hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Company hereby agrees that so long as the Company is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will, following the occurrence and continuance of an Event of Default or if the Administrative Agent and the Company otherwise agree, use commercially reasonable efforts to identify that portion of the Company Materials that may be distributed to the Public Lenders and that (w) all such Company Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”  Notwithstanding the foregoing, the Company shall be under no Obligation to mark any Company Materials “PUBLIC”.

6.03                        Notices.  Promptly notify the Administrative Agent within five (5) Business Days after a Responsible Officer has actual knowledge:

(a)                                 of the occurrence of any Default;

(b)                                 of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)                                  of the occurrence of any ERISA Event;

(d)                                 of any material change in accounting policies by any Loan Party or any Subsidiary thereof that is material to the Company; and

(e)                                  of any public announcement by Moody’s or S&P of any change or possible change in a Debt Rating.

Each notice pursuant to Section 6.03 (other than Section 6.03(d) or (e)) shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04                        Payment of Obligations.  Pay and discharge as the same shall become due and payable, all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary with respect thereto.

6.05                        Preservation of Existence, Etc.  (a)  Preserve, renew and maintain in full force and effect its legal existence, and, to the extent applicable, good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Sections 7.03 or 7.04; and (b)

take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except where the failure to comply with either clause (a) or (b) would not reasonably be expected to have a Material Adverse Effect.

6.06                        Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to comply with either clause (a) or (b) would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.07                        Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies (including through self-insurance), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by (a) Koch’s other Subsidiaries, (b) the Company and its Subsidiaries on the date hereof or (c) Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

6.08                        Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which the failure to comply therewith, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and maintain in effect and enforce in all material respects policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.09                        Books and Records.  Maintain proper books of record and account sufficient to prepare the financial statements and other information required to be delivered hereunder.

6.10                        Inspection Rights.  From time to time permit any representative designated by the Administrative Agent or any Lender (provided such Lender is accompanied by the Administrative Agent), upon reasonable prior notice and during normal business hours (except that during the continuance of an Event of Default, no such notice shall be required), to (a) examine and make copies of and abstracts from its records and books of account, (b) visit and inspect its properties, (c) discuss its affairs, finances and condition with any of its officers or directors and, accompanied by one or more of such officers, directors or their designees, any of its certified public accountants, all at such reasonable times and as often as reasonably requested; provided, however, that no more than two such audits and inspections shall be requested during any Fiscal Year unless an Event of Default has occurred and is continuing.

6.11                        Use of Proceeds.  Use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document, including but not limited to repayment of indebtedness, working capital and capital expenditures, acquisitions and investments, to finance in part the Transaction and to pay fees and expenses incurred in connection with the Transaction.  The Borrowers will not request any Borrowing or Letter of Credit, and the Borrowers shall not use, and shall procure that their Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country in violation of any Sanctions applicable to any party to this Agreement, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE VII
NEGATIVE COVENANTS

From and after the Closing Date, so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification Obligations to the extent no claim with respect thereto has been asserted), or any Letter of Credit shall remain outstanding (unless Cash Collateralized), the Company shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01                        Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or assign any accounts or other right to receive income, other than the following:

(a)                     Liens pursuant to any Loan Document;

(b)                     Liens existing on the date hereof and (i) listed on Schedule 7.01 or (ii) in the case of the Company’s Subsidiaries organized outside of a State in the United States, Liens securing obligations and liabilities of such Subsidiaries, and in each case, any Permitted Refinancing thereof or any extension, replacement or renewal of such Lien upon or in the same property theretofore subject thereto; provided, however, that the aggregate outstanding amount of all such obligations and liabilities secured under clause (ii) shall not exceed $50,000,000;

(c)                      Customary Permitted Liens;

(d)                     Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(e)                      Liens securing Indebtedness and other obligations permitted under Section 7.02(g);

(f)                       Liens securing obligations in respect of Capitalized Leases in an aggregate amount not to exceed $100,000,000 at any time outstanding;

(g)                      Liens on property of a Person existing at the time such property is acquired by the Company or any Subsidiary of the Company or such Person is merged into or consolidated with the Company or any Subsidiary of the Company or becomes a Subsidiary of the Company (provided that such Liens were not created in contemplation of such acquisition, merger or consolidation and do not extend to any assets (other than improvements thereon and proceeds thereof) other than those of the Person merged into or consolidated with the Company or such Subsidiary or acquired by the Company or such Subsidiary) and any Permitted Refinancing thereof or any extension, replacement or renewal of such Lien upon or in the same property theretofore subject thereto;

(h)                     Liens on and/or transfers of Receivables and Related Assets of the Company and its Subsidiaries securing Indebtedness and other obligations not to exceed a principal amount in excess of $250,000,000 at any time outstanding, incurred in connection with the sale, conveyance, transfer, financing or Disposition of Receivables and Related Assets; and

(i)                         other Liens securing Indebtedness or other obligations outstanding in an aggregate amount not to exceed the greater of (x) 4.0% of consolidated total assets of the Company and its Subsidiaries as set forth in the Company’s most recent financial statements delivered pursuant to Section 6.01 or (y) $200,000,000.

7.02                        Indebtedness.  Permit any Subsidiary to create, incur, assume or suffer to exist any Indebtedness, except:

(a)                     Indebtedness of a Subsidiary of the Company owed to the Company or a Subsidiary of the Company, including Indebtedness indirectly owed (through a bank or other financial institution acting as an intermediary) to a Subsidiary organized under the laws of the People’s Republic of China or the laws of India;

(b)                     Indebtedness under the Loan Documents;

(c)                      Indebtedness outstanding on the date hereof or the Closing Date and listed on Schedule 7.02 and any Permitted Refinancing thereof;

(d)                     Guarantees of any Loan Party in respect of Indebtedness not otherwise prohibited hereunder;

(e)                      Indebtedness, not to exceed a principal amount of $250,000,000 at any time outstanding, incurred in connection with the sale, conveyance, transfer, financing or Disposition of Receivables and Related Assets;

(f)                       Indebtedness of any Person that becomes a Subsidiary of the Company after the date hereof and Indebtedness assumed in connection with the acquisition of property of any Person, which Indebtedness is existing at the time such Person becomes a Subsidiary of the Company or such property is acquired, as applicable (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of the Company or such acquisition of such property) and, in each case, any Permitted Refinancing thereof;

(g)                      Indebtedness (whether secured or unsecured) of Subsidiaries organized under the laws of the People’s Republic of China or the laws of India in an aggregate principal amount not to exceed $300,000,000 at any time outstanding;

(h)                     Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business that is extinguished promptly;

(i)                         Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, completion guarantees and similar obligations and letters of credit, bank guaranties and similar instruments, in each case provided in the ordinary course of business;

(j)                        Indebtedness under Swap Contracts entered into in the ordinary course of business;

(k)                     Indebtedness (whether secured or unsecured) in an aggregate principal amount not to exceed at any time outstanding the amount permitted to be secured in accordance with Section 7.01(i); and

(l)                         Indebtedness of any Person under any tax sharing agreement permitted to be entered into pursuant to Section 7.06.

7.03                        Fundamental Changes.  Merge, dissolve, liquidate or consolidate with or into another Person, except that:

(a)                     any Subsidiary may merge with (i) the Company, provided that the Company shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Loan Party is merging with another Subsidiary, such Loan Party shall be the continuing or surviving Person;

(b)                     any Subsidiary of the Company may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) if the Person was a Wholly-Owned Subsidiary of the Company prior to such merger or consolidation, the Person surviving such merger shall be a Wholly-Owned Subsidiary of the Company and (ii) in the case of any such merger to which any Loan Party (other than the Company) is a party, such Loan Party is the surviving Person unless such non-Loan Party becomes a Loan Party;

(c)                      so long as no Default has occurred and is continuing or would result therefrom, the Company may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that immediately after giving effect thereto the Company is the surviving corporation;

(d)                     Dispositions permitted by Section 7.04 shall be permitted;

(e)                      any Subsidiary of the Company may dissolve or liquidate; provided that if the Person dissolving or liquidating was a Wholly-Owned Subsidiary of the Company, such Person shall dissolve or liquidate into the Company or a Wholly-Owned Subsidiary of the Company; and

(f)                       any Subsidiary of the Company may liquidate so long as such Subsidiary has no assets (other than de minimis assets).

7.04                        Dispositions.  Make any Disposition or enter into any agreement to make any Disposition (in one transaction or in a series of transactions and including by means of any merger or sale of capital stock or otherwise) of all or substantially all of the assets of Company and its Subsidiaries, taken as a whole.

7.05                        Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Company and its Subsidiaries taken as a whole on the date hereof or any business substantially related or incidental thereto.

7.06                        Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than on fair and reasonable terms not materially less favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) transactions between or among the Company and its Wholly-Owned Subsidiaries; (b) as long as no Default is continuing or would result therefrom, payment of management or service fees to Affiliates; (c) the payment of dividends and other distributions; (d)  payment and performance of obligations under tax sharing agreements and (e) transactions not otherwise permitted under this Section 7.06; provided, however, that the aggregate value or benefit of all such transactions under this clause (e) shall not exceed $100,000,000 at any one time outstanding.

7.07                        Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation that limits the ability (a) of any Subsidiary to make dividends or other distributions to the Company or any other Loan Party or to otherwise transfer property to or invest in the Company or any other Loan Party, (b) of any Subsidiary to Guarantee the Indebtedness of the Company or (c) of the Company or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, that the foregoing shall not apply to:

(i)                                     this Agreement or any other Loan Document;

(ii)                                  the Existing Note Agreement or the notes issued pursuant thereto;

(iii)                               any agreement in effect (A) on the date hereof and (x) set forth on Schedule 7.07 or (y) which contain restrictions and conditions, in the aggregate, are not material and adverse to the Administrative Agent and Lenders, or (B) at the time any Subsidiary becomes a Subsidiary of the Company, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Company;

(iv)                              agreements governing Indebtedness (or any Permitted Refinancing thereof) permitted under Sections 7.02(c), (d), (e), (f), (g), (j) and (k);

(v)                                 customary restrictions and conditions contained in agreements relating to any Disposition pending such Disposition so long as such restrictions and conditions apply only to the asset that is to be sold and such Disposition is not prohibited by Section 7.04;

(vi)                              customary provisions of the type described in clause (c) above in (x) contracts and agreements to which the Company or any of its Subsidiaries is a party restricting the assignment thereof or (y) any other agreement in favor of the holder of any Lien permitted under Section 7.01 so long as such prohibition or limitation apply only to the assets subject to such Lien and proceeds thereof;

(vii)                           restrictions and conditions contained in the documents governing Indebtedness of any Subsidiary that is not Wholly-Owned by the Company permitted under Section 7.02 so long as such restrictions and conditions apply only to such Subsidiary and its assets; and

(viii)                        customary restrictions intended to prevent or limit distributions imposed under the articles, bylaws, operating agreements, partnership agreements or similar governing documents for (A) any Foreign Subsidiary, (B) any other Subsidiary to the extent (x) such restrictions set forth in such governing documents are required by Law or (y) such distribution requires the consent of any holder of any Equity Interest of such Subsidiary, or (C) any joint venture between or among the Company or any of its Subsidiaries and any other Person.

7.08                        Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in any such case, in violation of Regulation U of the FRB.

7.09                        Financial Covenants.  (a)  Debt to Total Capitalization.  As of the last day of any fiscal quarter of the Company, permit the ratio of (i) Consolidated Funded Indebtedness to (ii) the sum of Consolidated Funded Indebtedness and Consolidated Net Worth to exceed 0.50 to 1.00.

(b)                                 Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Company to be less than 2.50 to 1.00.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01                        Events of Default.  Any of the following shall constitute an Event of Default until cured:

(a)                     Non-Payment.  The Company or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within three (3) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within three (3) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                     Specific Covenants.  The Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.11 or 6.12 or Article VII; or

(c)                      Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after a Responsible Officer of the Company has actual knowledge of such failure; or

(d)                     Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)                      Cross-Default.  (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness or Guarantee, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs (other than a “change of control” under the Existing Notes as result of the Transaction), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount and has not been paid when due; or

(f)                       Insolvency Proceedings, Etc.  Any Loan Party, any Material Subsidiary or any Material Subsidiary Group institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)                      Inability to Pay Debts; Attachment.  (i) Any Loan Party, any Material Subsidiary or any Material Subsidiary Group becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)                     Judgments.  There is entered against any Loan Party, any Material Subsidiary or any Material Subsidiary Group one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage) and (A) enforcement proceedings are commenced by any creditor upon such judgment or order or (B) there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                         ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan which has resulted in liability of the Company under Title IV of ERISA to the Pension Plan or the PBGC in an aggregate amount in excess of the Threshold Amount which the Company fails to pay when due, after the expiration of any applicable grace period, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)                        Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (except contingent indemnification Obligations a claim for which has not yet arisen), ceases to be in full force and effect and such ineffectiveness would reasonably be expected to have a material adverse effect on the legality, validity or enforceability of such Loan Document; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k)                     Change of Control.  There occurs any Change of Control.

8.02                        Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)                     declare the commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                     declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company;

(c)                      require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)                     exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to such Borrower shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03                        Collection Allocation Mechanism.  Upon the date after the occurrence and during the continuance of an Event of Default that the Specified Obligations (as defined below) are declared to be immediately due and payable (the “CAM Exchange Date”) (a) the principal amount of each Loan denominated in an Alternative Currency shall automatically and without further action required, be converted into Dollars determined using the Spot Rates calculated as of the CAM Exchange Date, equal to the Dollar Equivalent of such amount and on and after such date all amounts accruing and owed to any Lender in respect of such Loans shall accrue and be payable in Dollars at the rates otherwise applicable hereunder and (b) the Lenders shall automatically and without further act be deemed to have made reciprocal purchases of interests in the Specified Obligations such that, in lieu of the interests of each Lender in the particular Specified Obligations that it shall own as of such date and prior to the CAM Exchange, such Lender shall own an interest equal to such Lender’s CAM Percentage in each Specified Obligation.  Each Lender, each person acquiring a participation from any Lender as contemplated by Section 11.06 and each Borrower hereby consents and agrees to the CAM Exchange.  Each Borrower and each Lender agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it hereunder to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

As a result of the CAM Exchange, on and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of any Specified Obligations shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages (to be redetermined as of each such date of payment or distribution to the extent required by the next paragraph).

In the event that, on or after the CAM Exchange Date, the aggregate amount of the Specified Obligations shall change as a result of the making by an L/C issuer of an L/C Borrowing that is not reimbursed by the applicable Borrower, then (a) each Lender shall, in accordance with Section 2.03(d), promptly purchase from such L/C Issuer the Dollar Equivalent of a participation in such L/C Borrowing in the amount of such Lender’s Applicable Revolving Credit Percentage of such L/C Borrowing (without giving effect to the CAM Exchange), (b) the Administrative Agent shall redetermine the CAM Percentages after giving effect to such L/C Borrowing and the purchase of participations therein by the Revolving Credit Lenders, and the Lenders shall automatically and without further act be deemed to have made reciprocal purchases of interests in the Specified Obligations such that each Lender shall own an interest equal to such Lender’s CAM Percentage in each of the Specified Obligations and (c) in the event distributions shall have been made in accordance with the preceding paragraph, the Lenders shall make such payments to one another in Dollars as shall be necessary in order that the amounts received by them shall be equal to the amounts they would have received had each L/C Borrowing been outstanding on the CAM Exchange Date.  Each such redetermination shall be binding on each of the Lenders and their successors and assigns and shall be conclusive, absent manifest error.

As used in this Section 8.03:

“CAM Exchange” shall mean the exchange of the Lender’s interests provided for in this Section 8.03.

“CAM Percentage” shall mean, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Equivalent (determined on the basis of Spot Rates prevailing on the CAM Exchange Date) of the Specified Obligations owed to such Lender immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate Dollar Equivalent (as so determined) of the Specified Obligations owed to all the Lenders immediately prior to such CAM Exchange Date.

“Specified Obligations” means Obligations consisting of the principal of and interest on Loans, reimbursement obligations in respect of Swing Line Loans and L/C Obligations (including interest accrued thereon), and fees.

8.04                        Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers arising under the Loan Documents and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash collateralized by the Company pursuant to Sections 2.03 and 2.15; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the applicable Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX
ADMINISTRATIVE AGENT

9.01                        Appointment and Authority.  Each of the Lenders and the L/C Issuers hereby irrevocably appoints JPMorgan Chase Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Company nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.02                        Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03                        Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                     shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                     shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law;

(c)                      shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d)                     shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company, a Lender or an L/C Issuer; and

(e)                      shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04                        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05                        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06                        Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Company.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Company (which consent may not be unreasonably withheld or delayed and shall not be required upon the occurrence and during the continuance of an Event of Default), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that in no event shall such successor be an Affiliated Lender.  If no such successor shall have been so appointed by the Required Lenders and consented to by the Company (which consent may not be unreasonably withheld or delayed and shall not be required upon the occurrence and during the continuance of an Event of Default) and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent (with the consent of the Company, which consent may not be unreasonably withheld or delayed and shall not be required upon the occurrence and during the continuance of an Event of Default) as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by JPMorgan Chase Bank as Administrative Agent pursuant to this Section shall also constitute its notice of resignation as L/C Issuer and Swing Line Lender in accordance with Section 11.06(g), with such resignation to be effective thirty (30) days after the retiring Administrative Agent gives notice of its resignation.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07                        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08                        No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, syndication agent or documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuers hereunder.

9.09                        Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 11.04) allowed in such judicial proceeding; and

(b)                     to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer or in any such proceeding.

ARTICLE X
CONTINUING GUARANTY

10.01                 Guaranty; Limitation of Liability.

(a)                     The Company hereby absolutely, unconditionally and irrevocably guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the

Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Guaranteed Party in enforcing any rights under this Guaranty or any other Loan Document.  Without limiting the generality of the foregoing, the Company’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Guaranteed Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b)                                 The Company, and by its acceptance of this Guaranty, the Administrative Agent and each other Guaranteed Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of the Company hereunder not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of the Company hereunder.  To effectuate the foregoing intention, the Administrative Agent, the other Guaranteed Parties and the Company hereby irrevocably agree that the Obligations of the Company under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of the Company under this Guaranty not constituting a fraudulent transfer or conveyance.

10.02                 Guaranty Absolute.  The Company guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Guaranteed Party with respect thereto.  The Obligations of the Company under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against the Company to enforce this Guaranty, irrespective of whether any action is brought against any other Loan Party or whether any other Loan Party is joined in any such action or actions.  The liability of the Company under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Company hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)                     any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)                     any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c)                      any taking, exchange, release or non-perfection of any collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)                     any manner of application of collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e)                      any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f)                       any failure of any Guaranteed Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Guaranteed Party (the Company waiving any duty on the part of the Guaranteed Parties to disclose such information);

(g)                      the failure of any other Person to execute or deliver any other guaranty or agreement or the release or reduction of liability of any other guarantor or surety with respect to the Guaranteed Obligations; or

(h)                     any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Guaranteed Party that might otherwise constitute a defense (excluding the defense of payment in full of the Obligations) available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Guaranteed Party or any other Person upon the insolvency, bankruptcy or reorganization of the Company or any other Loan Party or otherwise, all as though such payment had not been made.

10.03                 Waivers and Acknowledgments.  (a)  The Company hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Guaranteed Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any collateral.

The Company hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(a)                     The Company hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Guaranteed Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Company or other rights of the Company to proceed against any of the other Loan Parties, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of setoff or counterclaim against or in respect of the Obligations of the Company hereunder.

(b)                     The Company hereby unconditionally and irrevocably waives any duty on the part of any Guaranteed Party to disclose to the Company any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Guaranteed Party.

(c)                      The Company acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 10.02 and this Section 10.03 are knowingly made in contemplation of such benefits.

10.04                 Subrogation.  The Company hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Company’s Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Guaranteed Party against any other Loan Party or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and all Letters of Credit shall have expired or been terminated (or such Letters of Credit shall be Cash Collateralized in an amount not less than the stated amount thereof) and the Commitments shall have expired or been terminated.  If any amount shall be paid to the Company in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the termination of the Availability Period and (c) the latest date of expiration or termination of all Letters of Credit, such amount shall be received and held in trust for the benefit of the Guaranteed Parties, shall be segregated from other property and funds of the Company and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising.  If (i) the Company shall make payment to any Guaranteed Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the termination of the Availability

Period shall have occurred and (iv) all Letters of Credit shall have expired or been terminated (or such Letters of Credit shall be subject to Cash Collateral), the Guaranteed Parties will, at the Company’s request and expense, execute and deliver to the Company appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Company of an interest in the Guaranteed Obligations resulting from such payment made by the Company pursuant to this Guaranty.

10.05                 Reserved.

10.06                 Subordination.  The Company hereby subordinates any and all debts, liabilities and other Obligations owed to the Company by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 10.06:

(a)                     Prohibited Payments, Etc.  Except during the continuance of an Event of Default, the Company may receive payments from any other Loan Party on account of the Subordinated Obligations.  After the occurrence and during the continuance of any Event of Default, however, unless the Required Lenders otherwise agree, the Company shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b)                     Prior Payment of Guaranteed Obligations.  In any proceeding under any Debtor Relief Law relating to any other Loan Party, the Company agrees that the Guaranteed Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Debtor Relief Law, whether or not constituting an allowed claim in such proceeding) before the Company receives payment of any Subordinated Obligations.

10.07     Continuing Guaranty; Assignments.

This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the termination of the Availability Period and (iii) the latest date of expiration or termination of all Letters of Credit (except to the extent such Letters of Credit are subject to Cash Collateral), (b) be binding upon the Company, its successors and assigns and (c) inure to the benefit of and be enforceable by the Guaranteed Parties and their successors, transferees and assigns.  Without limiting the generality of clause (c) of the immediately preceding sentence, any Guaranteed Party may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and any Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Guaranteed Party herein or otherwise, in each case as and to the extent provided in Section 11.06.  The Company shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Guaranteed Parties or pursuant to a transaction otherwise not prohibited by this Agreement.

ARTICLE XI
MISCELLANEOUS

11.01                 Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                                 (i) waive any condition set forth in Section 4.01 or Section 4.02 (other than Section 4.02(d)(i) or 4.02(e)), without the written consent of each Lender, (ii) waive any condition set forth in Section 4.02(d)(i) without the written consent of each Arranger or (iii) waive any condition set forth in Section 4.02(e) without the written consent of the Administrative Agent;

(b)                                 without limiting the generality of clause (a) above, waive any condition set forth in Section 4.04 as to any Credit Extension under a particular Facility without the written consent of the Required Revolving Lenders or the Required Sub-Facility Lenders, as the case may be;

(c)                                  extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(d)                                 postpone any date fixed by this Agreement or any other Loan Document for (i) any payment of principal, interest, fees or other amounts due to any Lender without the written consent of such Lender or (ii) any scheduled reduction of any Facility hereunder or under any other Loan Document without the written consent of each Appropriate Lender;

(e)                                  reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;

(f)                                   change Section 8.04 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(g)                                  change (i) any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 11.01(g)), without the written consent of each Lender or (ii) the definition of “Required Sub-Facility Lenders” without the written consent of each Lender under the applicable Facility;

(h)                                 release all or substantially all of the value of the Guaranty, without the written consent of each Lender; or

(i)                                     impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is a Sub-Facility, the applicable Required Sub-Facility Lenders and (ii) if such Facility is the Revolving Credit Facility, the Required Lenders;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the respective Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (1) the Commitment of such Lender may not be increased or extended, (2) the principal amount of or interest on the Loans of such Lender may not be reduced and (3) the scheduled date of any payment in respect of the Loans made by such Lender may not be postponed, in each case, without the consent of such Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Company may replace such non-consenting Lender in accordance with Section 11.14; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Company to be made pursuant to this paragraph).

Notwithstanding anything else to the contrary contained in this Section 11.01 (x) if the Administrative Agent and the Company shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Company shall be permitted to amend such provision, and such amendments shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof and (y) if the Company shall request the designation of any new Sub-Facility in connection with addition of a Designated Subsidiary or otherwise, such designation shall be made pursuant to an amendment to this Agreement and, as appropriate, the other Loan Documents, executed by the Company, the Administrative Agent and each applicable Lender to have a Commitment to such Sub-Facility and any such amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to implement the provisions of this clause (y), a copy of which shall be made available to each Lender.

11.02                 Notices; Effectiveness; Electronic Communications.  (a)  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Company, the Administrative Agent, a L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02;

(ii)                                  if to any Designated Subsidiary, to the address, telecopier number, electronic mail address or telephone number specified in the applicable Designation Agreement, with a copy to the Company; and

(iii)                               if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Administrative Agent, Lenders, Swing Line Lender and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent or the Swing Line Lender, as applicable, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMPANY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMPANY MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMPANY MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s or the Administrative Agent’s transmission of Company Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc.  Each of the Company, the Administrative Agent, the L/C Issuers and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuers and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Company Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.

(e)                                  Reliance by Administrative Agent, L/C Issuers and Lenders.  The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices

(including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03                 No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04                 Expenses; Indemnity; Damage Waiver.  (a)  Costs and Expenses.  The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent and one additional counsel for each relevant jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by an L/C

Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit issued by it or any demand for payment thereunder and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent, any Lender (other than an Affiliated Lender) or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender (other than an Affiliated Lender) or any L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification by the Company.  Except with respect to Taxes, the Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender (other than an Affiliated Lender) and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party or any of the Company’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto or (v) all losses, costs, expenses and liabilities resulting from the reliance by such Indemnitee on any notice (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Company in connection with this Agreement and the other Loan Documents; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee or (y) result from a claim brought by the Company or any other Loan Party against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)                                  Reimbursement by Lenders.  To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), an L/C Issuer or any Related Party of any of the foregoing (and without limiting its obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity; provided further that the obligation to indemnify the L/C Issuer hereunder shall be limited to the Revolving Credit Lenders only.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Loan Party nor any Indemnitee shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, willful misconduct or bad faith or a breach of such Indemnitee’s obligations as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f)                                   Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, any L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05                 Payments Set Aside.  To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06                 Successors and Assigns.  (a)  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that no such assignment shall be made during the period from the Effective Date through the Closing Date, and provided, further, that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of any Sub-Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)                               the consent of the Company (such consent not to be unreasonably withheld or delayed and, for the avoidance of doubt, may take into account any impact on Sub-Facility Commitments and Local Sub-Facility Commitments) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender;  provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof together with a copy of the duly executed Assignment and Assumption by the parties thereto (other than the Company);

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Sub-Facility Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C)                               the consent of each L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding);

(D)                               the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Swing Line Loans (whether or not then outstanding); and

Notwithstanding the foregoing, unless an Event of Default has occurred and is continuing, each assignment to a non-bank (meaning a lender that is not a financial institution licensed as a bank carrying on genuine banking activities) shall be subject to the consent of the Administrative Agent, and the Administrative Agent shall not consent to any assignment to a non-bank if the aggregate number of non-banks party to this Agreement (after giving effect to such assignment) would exceed ten.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with such documentation as required pursuant to Section 3.01(e) and a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Company.  No such assignment shall be made to (A) the Company, (B) any Subsidiary of the Company or (C) subject to Section 11.15 and pursuant to Section 3.06, any of the Affiliates of the Company.

(vi)                              No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vii)                           Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Revolving Credit Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, each applicable Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Loan Parties, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Company, the Administrative Agent, any L/C Issuer or the Swing Line Lender, sell participations to any Person (other than a natural person, a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant complies with Section 3.01(e) as though it were a Lender.

(f)                                   Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                  Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time JPMorgan Chase Bank assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 11.06(b), JPMorgan Chase Bank may, (i) upon thirty (30) days’ notice to the Company and the Lenders, resign as L/C Issuer and/or (ii) upon thirty (30) days’ notice to the Company, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of JPMorgan Chase Bank as L/C Issuer or Swing Line Lender, as the case may be.  If JPMorgan Chase Bank resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If JPMorgan Chase Bank resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to JPMorgan Chase Bank to effectively assume the obligations of JPMorgan Chase Bank with respect to such Letters of Credit.

11.07                 Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives that are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) provided that (unless such regulatory authority has requested that no notice be provided) such Administrative Agent, Lender or L/C Issuer provides written notice, to the extent practicable and permitted by Law, to the Company of such disclosure except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations hereunder, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses or Affiliates, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08      Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender (other than an Affiliated Lender), each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender (other than an Affiliated Lender), such L/C Issuer or any such Affiliate to or for the credit of a Loan Party solely against any and all of the applicable obligations of such Loan Party (and not any other Loan Party) now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Company or any other Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff hereunder, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have.  Each Lender and each L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application hereunder, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09      Designated Subsidiaries.  (a)  Designation.  The Company may at any time, and from time to time notify the Administrative Agent that the Company intends to designate one or more of its Subsidiaries as a “Designated Subsidiary” for purposes of one or more Facilities under this Agreement.  On or after the date that is (x) 15 Business Days after such notice in the case of any Subsidiary other than a Pre-Closing Approved Designated Subsidiary and (y) one Business Day after such notice in the case of a Pre-Closing Approved Designated Subsidiary, upon delivery to the Administrative Agent and each Appropriate Lender of a Designation Agreement duly executed by the Company and the respective Subsidiary and substantially in the form of Exhibit H hereto, such Subsidiary shall thereupon become a “Designated Subsidiary” for purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder.  The Administrative Agent shall promptly notify each Appropriate Lender of the Company’s notice of such pending designation by the Company and the identity of the respective Subsidiary.  Following the giving of any notice pursuant to this Section 11.09(a), if the designation of such Designated Subsidiary obligates the Administrative Agent or any

Appropriate Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall, promptly upon the request of the Administrative Agent or any Appropriate Lender, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or such Appropriate Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.

If the Company shall designate as a Designated Subsidiary hereunder any Subsidiary not organized under the laws of the United States or any political subdivision thereof, any Lender may, with notice to the Administrative Agent and the Company, fulfill its Commitment by causing a branch or an Affiliate of such Lender to act as the Lender in respect of such Designated Subsidiary.

Other than in respect of a Pre-Closing Approved Designated Subsidiary, as soon as practicable after receiving notice from the Company or the Administrative Agent of the Company’s intent to designate a Subsidiary as a Designated Subsidiary, and in any event no later than ten Business Days after the delivery of such notice, each Appropriate Lender that may not legally lend to, establish credit for the account of or do any business whatsoever with such Designated Subsidiary that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof, either directly or through an Affiliate of such Lender selected pursuant to the immediately preceding paragraph (a “Protesting Lender”), shall so notify the Company and the Administrative Agent in writing.  With respect to each Protesting Lender, the Company shall, effective on or before the date that such Designated Subsidiary shall have the right to make a Borrowing hereunder, either (A) cancel its request to designate such Subsidiary as a “Designated Subsidiary” hereunder or (B) establish an additional Sub-Facility for such Subsidiary which shall include only those Lenders that are not Protesting Lenders and with commitment amounts and commitment allocations with respect to such new Sub-Facility as the Company, such Subsidiary and such Lenders may agree.

(b)           Termination.  At the Company’s request (upon written notice to the Administrative Agent), upon the payment in full of all Loans made to any Designated Subsidiary and performance in full of all other obligations of such Designated Subsidiary under this Agreement, (x) such Subsidiary’s status as a “Designated Subsidiary” shall immediately terminate and such Subsidiary shall cease to have the rights and obligations of a Borrower hereunder and (y) the Lenders shall be under no further obligation to make any Loan hereunder to such Designated Subsidiary.

(c)           Borrower Agent.  Each Designated Subsidiary hereby irrevocably appoints and authorizes the Company, and the Company hereby accepts such appointment and agrees that it may, but shall not be obligated to, act as agent for any Designated Subsidiary (in such capacity, the “Borrower Agent”) (a) to provide the Administrative Agent with all notices with respect to all Credit Extensions obtained for the benefit of the Borrowers and all other consents, notices and instructions under this Agreement, (b) to take such action on behalf of the Borrowers as the Borrower Agent deems appropriate on its behalf to obtain Credit Extensions and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement, (c) to act as its agent for notices required to be delivered under this Agreement or the other Loan

Documents, it being understood and agreed that receipt by the Borrower Agent of any summons, notice or other similar item shall be deemed effective receipt by each of the Borrowers and the Subsidiaries of the Company and (d) to take such other actions as are expressly provided for in this Agreement and the other Loan Documents.  The Administrative Agent and each of the Lenders hereby acknowledge and agree to such appointment of the Company as Borrower Agent hereunder.

11.10      Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.11      Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

11.12      Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.13      Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 11.13, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuers or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.14      Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if any Lender delivers a notice under Section 3.02, if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Company the right to replace a Lender as a party hereto, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Company shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrowers (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)           such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

11.15      Affiliated Lenders..

(a)           Affiliated Lenders are permitted to hold Commitments as of the Closing Date, to hold Loans until the Maturity Date and to accept assignments of Commitments or Loans in accordance with Section 3.06(b), in each case subject to the following limitations:

(i)            Affiliated Lenders will not receive information provided solely to Lenders and L/C Issuers by the Administrative Agent or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders, the L/C Issuers and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II;

(ii)           each Affiliated Lender that (A) takes an assignment of any Loan hereunder or (B) assigns any Loan hereunder shall represent and warrant to the assignee that it does not possess material non-public information with respect to the Company and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information); provided that such representation shall not imply or otherwise constitute an acknowledgement or agreement that the Loans (or any interest therein) constitutes a “security” (as defined in the Securities Act of 1933, as amended);

(iii)          (A) the aggregate principal amount of Loans held at any one time by Affiliated Lenders shall not exceed 12.5% of the aggregate Loans (such percentage, the “Affiliated Lender Cap”) and (B) in the event of an acquisition pursuant to the last sentence of this clause (a) which would result in the Affiliated Lender Cap being exceeded, the Company shall promptly arrange for an Eligible Assignee to assume the Loans of the Affiliated Lenders, and the Affiliated Lenders shall promptly enter into an Assignment and Assumption arranged by the Company, such that, after giving effect to such assignment, the aggregate Loans held by Affiliated Lenders shall not exceed the Affiliated Lender Cap; provided that each of the parties hereto agrees and acknowledges that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this clause (a)(iii) or any purported assignment; and

(iv)          as a condition to each assignment pursuant to this clause (a), the Administrative Agent shall have consented to such assignment (which consent shall not be withheld unless the Administrative Agent reasonably believes that such assignment would violate clause (a)(iii) of this Section 11.15).

Each Affiliated Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it becomes an Affiliated Lender.

(b)           Notwithstanding anything in Section 11.01 or the definition of “Required Lenders” or “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders or Required Lenders have (x) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to Section 11.15(c) below, any plan of reorganization pursuant to the U.S. Bankruptcy Code, (y) otherwise acted on any matter related to any Loan Document, or (z) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and:

(i)            all Loans held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders or Required Lenders have taken any actions; and

(ii)           all Loans held by Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether all Lenders have taken any action unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on other Lenders.

(c)           Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Company or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Company.

11.16      Governing Law; Jurisdiction; Etc.  (a)  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, AS APPLICABLE, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN

ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE COMPANY OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION TO ENFORCE A JUDGMENT.

(c)           WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.  Each Designated Subsidiary hereby agrees that service of process may be made upon the Company and each Designated Subsidiary hereby irrevocably appoints the Company its authorized agent to accept such service of process, and agrees that the failure of the Company to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon.  To the extent that any Designated Subsidiary has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Designated Subsidiary hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

11.17      Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.18      No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to any Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.19      Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.20      USA PATRIOT Act.  Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act.  The Company shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MOLEX ELECTRONIC TECHNOLOGIES, LLC

By:	/s/ David J. May
Name:	David J. May
Title:	Vice President

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By:	/s/ Suzanne Ergastolo
Name:	Suzanne Ergastolo
Title:	Vice President

[Signature Page to Credit Agreement]

J.P. MORGAN EUROPE LIMITED, as London Sub-Agent

By:	/s/ Belinda Lucas
Name:	Belinda Lucas
Title:	Associate

[Signature Page to Molex Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Suzanne Ergastolo
Name:	Suzanne Ergastolo
Title:	Vice President

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Lender

By:	/s/ Michael N. Tam
Name:	Michael N. Tam
Title:	Senior Vice President

[Signature Page to Molex Credit Agreement]

BANK OF AMERICA, N.A., as Lender

By:	/s/ Jeffrey P. Yoakum
Name:	Jeffrey P. Yoakum
Title:	Senior Vice President

[Signature Page to Molex Credit Agreement]

STANDARD CHARTERED BANK, as Lender

By:	/s/ James P. Hughes
Name:	James P. Hughes A2386
Title:	Director

By:	/s/ Robert K. Reddington
Name:	Robert K. Reddington
Title:	Credit Documentation Manager
Credit Document Unit, WB Legal-Americas

[Signature Page to Molex Credit Agreement]

THE ROYAL BANK OF SCOTLAND PLC, as Lender

By:	/s/ Jonathan Lasner
Name:	Jonathan Lasner
Title:	Director

[Signature Page to Molex Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Nathan R. Rantala
Name:	Nathan R. Rantala
Title:	Director

[Signature Page to Molex Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION, as Lender

By:	/s/ David A. Mandell
Name:	David A. Mandell
Title:	Managing Director

[Signature Page to Molex Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION, as Lender

By:	/s/ David W. Kee
Name:	David W. Kee
Title:	Managing Director

[Signature Page to Molex Credit Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Lender

By:	/s/ Lillian Kim
Name:	Lillian Kim
Title:	Director

[Signature Page to Molex Credit Agreement]

THE NORTHERN TRUST COMPANY, as Lender

By:	/s/ Peter J. Hallan
Name:	Peter J. Hallan
Title:	Vice President

[Signature Page to Molex Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Magnus McDowell
Name:	Magnus McDowell
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, Canada Branch, as Lender

By:	/s/ Joseph Rauhala
Name:	Joseph Rauhala
Title:	Principal Officer

[Signature Page to Molex Credit Agreement]

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED, as Lender

By:	/s/ Damodar Menon
Name:	Damodar Menon
Title:	Executive Director

[Signature Page to Molex Credit Agreement]

BMO HARRIS BANK N.A., as Lender

By:	/s/ Mark Mital
Name:	Mark Mital
Title:	Sr. Vice President

[Signature Page to Molex Credit Agreement]

GOLDMAN SACHS BANK USA, as Lender

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

[Signature Page to Molex Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Marcel Fournier
Name:	Marcel Fournier
Title:	Vice President

[Signature Page to Molex Credit Agreement]

LLOYDS BANK PLC, as Lender

By:	/s/ Stephen Giacolone
Name:	Stephen Giacolone
Title:	Assistant Vice President — G011

By:	/s/ Karen Weich
Name:	Karen Weich
Title:	Vice President — W011

[Signature Page to Molex Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ David Bentzinger
Name:	David Bentzinger
Title:	Senior Vice President

[Signature Page to Molex Credit Agreement]

BANK OF CHINA, CHICAGO BRANCH, as Lender

By:	/s/ Xuehui Zhuang
Name:	Xuehui Zhuang
Title:	First Vice President & Branch Manager

[Signature Page to Molex Credit Agreement]

DBS BANK LTD., LOS ANGELES AGENCY, as Lender

By:	/s/ James McWalters
Name:	James McWalters
Title:	General Manager

[Signature Page to Molex Credit Agreement]

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:                        ,

To:                             JPMorgan Chase Bank, N.A., as Administrative Agent[; JPMorgan Chase Bank, N.A., acting through its Hong Kong Branch, as Hong Kong Sub-Agent](1)[; J.P. Morgan Europe Limited, as London Sub-Agent](2)

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November 20, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Molex Electronic Technologies, LLC, a Delaware limited liability company, the Lenders from time to time party thereto, the L/C Issuers and JPMorgan Chase Bank, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests (select one):

☐  A Borrowing of [Revolving Credit](3) Loans

☐  A conversion or continuation of Loans

1.       On                        (a Business Day).

2.       In the amount of [specify currency and amount].

3.       For Revolving Credit Loans made to the Company or a Domestic Subsidiary denominated in Dollars: comprised of [Type of Loan requested to be borrowed or to which existing Loans are to be converted].

4.       For Eurocurrency Rate Loans:  with an Interest Period of [one day] [one week] [         months].(4)

(1)  Shall also address and deliver notice to Hong Kong Sub-Agent if Loan being requested is for a Borrower organized under the laws of Japan, Hong Kong or Singapore or a political subdivision thereof.

(2)  Shall also address and deliver notice to London Sub-Agent if Loan being requested is for a Borrower organized under the laws of a European country or a political subdivision thereof.

(3)  Specify Sub-Facility and / or Local Sub-Facility.

A-1 -1

The Borrowing, if any, requested herein complies with the proviso to the first sentence of the applicable subsection of Section 2.01 of the Agreement, as applicable.

[SIGNATURE PAGE FOLLOWS]

(4)   The available interest periods are 1 day, 1 week or 1, 2, 3 or 6 months or such other period that is 12 months or less requested by the Borrower and consented to by all the Appropriate Lenders.

A-1 -2

MOLEX ELECTRONIC TECHNOLOGIES, LLC

By:
Name:
Title:

Form of Committed Loan Notice

A-1 -1

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:                        ,

To:                             JPMorgan Chase Bank, N.A., as Swing Line Lender
JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November 20, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), Molex Electronic Technologies, LLC, a Delaware limited liability company, the Lenders from time to time party thereto, the L/C Issuers and JPMorgan Chase Bank, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests a Swing Line Loan:

1.       On                        (a Business Day).

2.       In the amount of US$                      .

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

[SIGNATURE PAGE FOLLOWS]

B- 1

MOLEX ELECTRONIC TECHNOLOGIES, LLC

By:
Name:
Title:

Form of Swing Line Loan Notice

B- 1

EXHIBIT C

FORM OF [REVOLVING CREDIT]* NOTE

$	Dated: , 2013

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                                            or registered permitted assigns (the “Lender”),  in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each [Revolving Credit]* Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of November 20, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Molex Electronic Technologies, LLC, a Delaware limited liability company, the Lenders from time to time party thereto, the L/C Issuers and JPMorgan Chase Bank, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each [Revolving Credit]* Loan from the date of such [Revolving Credit]* Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  [Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans,]** all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in immediately available funds at the Administrative Agent’s Office as provided in the Agreement.

This [Revolving Credit]* Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof. The Credit Agreement, among other things, (i) provides that [Revolving Credit]* Loans may be prepaid in whole or in part subject to the terms and conditions provided therein and (ii) contains provisions for determining the Dollar Equivalent of Loans denominated in Alternative Currencies.  This [Revolving Credit]* Note is also entitled to the benefits of the Guaranty, if any.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this [Revolving Credit]* Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  The [Revolving Credit]* Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this [Revolving Credit]* Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Each of the parties now or hereafter liable with respect to this [Revolving Credit]* Note, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this [Revolving Credit]* Note.

*  Substitute Japanese Sub-Facility, Canadian Sub- Facility, Italian Sub- Facility, Singapore Sub-Facility or Swiss Sub- Facility, as applicable.

**  Include only for Revolving Credit Notes

•                  THIS [REVOLVING CREDIT]* NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

MOLEX ELECTRONIC TECHNOLOGIES, LLC

By:
Name:
Title:

*  Substitute Japanese Sub-Facility, Canadian Sub- Facility, Italian Sub- Facility, Singapore Sub-Facility or Swiss Sub- Facility, as applicable.

Form of Revolving Credit Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:              ,

To:                             JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November 20, 2013  (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Molex Electronic Technologies, LLC, a Delaware limited liability company (the “Company”), the Lenders from time to time party thereto, the L/C Issuers and JPMorgan Chase Bank, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned Responsible Officer of the Company hereby certifies, in such capacity and not in an individual capacity, as of the date hereof that he/she is the                                                                        of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Company, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.             The Company has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Company ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.             The Company has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Company ended as of the above date.  Such financial statements fairly present the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.             A review of the activities of the Company and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period each Loan Party performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

3.             The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate in all material respects on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                                  ,                      .

MOLEX ELECTRONIC TECHNOLOGIES, LLC

By:
Name:
Title:

Form of Compliance Certificate

For the Quarter/Year ended                                       (“Statement Date”)

SCHEDULE 1
to the Compliance Certificate
($ in Millions)

I.                                        Section 7.09(a) — Debt to Total Capitalization.

A.	Consolidated Funded Indebtedness (calculated on a consolidated basis, without duplication, and in accordance with GAAP (other than with respect to item 5 below)):

1.

Outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments:

$

	2.	All purchase money Indebtedness:	$

	3.	All direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments:	$

	4.	All obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business):	$

	5.	All Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations:	$

	6.	Without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (1) through (5) above of Persons other than the Company or any Subsidiary:	$

7.

All Indebtedness of the types referred to in clauses (1) through (6) above of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or similar organization) in which the Company or a Subsidiary is a general partner or joint venturer, solely to the extent such Indebtedness is recourse to the Company or any such Subsidiary:

$

	8.	Consolidated Funded Indebtedness (Lines I.A1 + 2 + 3 + 4 + 5 + 6 + 7):	$

B.	Consolidated Net Worth:

	1.	Consolidated members’ equity (or shareholders’ equity, as applicable) of the Company and its

	Subsidiaries as of that date determined in accordance with GAAP:	$

C.	Debt to Total Capitalization (Line I.A.8 ÷ (Line I.A.8 plus Line I.B.1)):	to 1

Maximum permitted: 0.50 to 1.00

II.                                   Section 7.09(b) — Consolidated Interest Coverage Ratio.

A.	Consolidated EBITDA for four consecutive fiscal quarters ending on above date (“Subject Period”):	$

B.	Consolidated Interest Charges for Subject Period:	$

C.	Consolidated Interest Coverage Ratio (Line II.A ÷ Line II.B):	to 1

Minimum required: 2.50 to 1.00

For the Quarter/Year ended                                       (“Statement Date”)

SCHEDULE 2
to the Compliance Certificate
($ in Millions)

Consolidated EBITDA
(in accordance with the definition of Consolidated EBITDA
as set forth in the Agreement)

Consolidated EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Four Quarters Ended
Consolidated Net Income
+ Consolidated Interest Charges
+ income tax expense
+ depreciation, accretion, amortization and impairment expense
+ non-recurring non-cash expenses
- income tax benefits
- non-cash non-recurring income
= Consolidated EBITDA

EXHIBIT E-1

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each](5) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](6) Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](7) hereunder are several and not joint.](8)  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities(9)) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned

(5)         For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

(6)         For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

(7)         Select as appropriate.

(8)         Include bracketed language if there are either multiple Assignors or multiple Assignees.

(9)         Include all applicable subfacilities.

Form of Assignment and Assumption

E-1 - 1

pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.             Affiliate Status:

a.              Assignor(s):

Assignor[s](10)	Affiliated Lender(11)	Non-Bank Lender(12)
	Yes ☐ No ☐	Yes ☐ No ☐
	Yes ☐ No ☐	Yes ☐ No ☐

b.              Assignee(s):

(10)                          List each Assignor.

(11)                          For each Assignor, check the box in this column immediately to the right of such Assignor’s name indicating whether or not such Assignor is, prior to giving effect to any assignment hereunder, an Affiliated Lender.

(12)                          For each Assignor, check the box in this column immediately to the right of such Assignor’s name indicating whether or not such Assignor is a lender that is not a financial institution licensed as a bank carrying on genuine banking activities

E-1 - 2

Assignee[s](13)	Affiliated Lender(14)	Non-Bank Lender(15)
	Yes ☐ No ☐	Yes ☐ No ☐
	Yes ☐ No ☐	Yes ☐ No ☐

4.             Borrower:              Molex Electronic Technologies, LLC

5.                                      Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

6.                                      Credit Agreement:               Credit Agreement, dated as of November 20, 2013 , among Molex Electronic Technologies, LLC, a Delaware limited liability company, the Lenders from time to time party thereto, the L/C Issuers and JPMorgan Chase Bank, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender

(13)                          List each Assignee.

(14)                          For each Assignee, check the box in this column immediately to the right of such Assignee’s name indicating whether or not such Assignee is an Affiliated Lender or will, after giving effect to the assignment, become an Affiliated Lender.

(15)                          For each Assignee, check the box in this column immediately to the right of such Assignee’s name indicating whether or not such Assignee is a lender that is not a financial institution licensed as a bank carrying on genuine banking activities

E-1 - 3

7.             Assigned Interest[s]:

Assignor[s] (16)	Assignee[s](17)	Facility Assigned(18)	Aggregate Amount of Commitment/ Loans for all Lenders(19)	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment / Loans(20)		CUSIP Number

			$	$		%
			$	$		%
			$	$		%

[8.                                  Trade Date:          ](21)

Effective Date:                                     , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

(16)  List each Assignor, as appropriate.

(17)  List each Assignee, as appropriate.

(18)  Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment” etc.).

(19)  Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(20)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(21)  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

E-1 - 4

[Consented to and](22) Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By:
Title:

[Consented to:

MOLEX ELECTRONIC TECHNOLOGIES, LLC, as
Company

By:
Title:] (23)

[Consented to:

JPMORGAN CHASE BANK, N.A., as
Swing Line Lender

By:
Title:] (24)

[Consented to:

[ ], as
L/C Issuer

By:
Title:] (25)

(22)  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(23)  To be added only if the consent of the Company is required by the terms of the Credit Agreement.

(24)  To be added only if the consent of the Swing Line Lender is required by the terms of the Credit Agreement.

(25)  To be added only if the consent of each L/C Issuer is required by the terms of the Credit Agreement.

E-1 - 5

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

MOLEX ELECTRONIC TECHNOLOGIES, LLC
CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.                          Representations and Warranties.

1.1.                Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim[,] [and] (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, (iv) it is [not] a Defaulting Lender [and (v) it does not possess material non-public information with respect to the Company and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information), provided that such representation shall not imply or otherwise constitute an acknowledgement or agreement that the Loans (or any interest therein) constitutes a “security” (as defined in the Securities Act of 1933, as amended)](26); and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it

(26)  Insert only if an Affiliated Lender is an Assignor under this Assignment and Assumption.

E-1 - 6

deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest[,] [and] (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee[,] [and (viii) it does not possess material non-public information with respect to the Company and its Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information), provided that such representation shall not imply or otherwise constitute an acknowledgement or agreement that the Loans (or any interest therein) constitutes a “security” (as defined in the Securities Act of 1933, as amended)](27); and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                          Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.                          General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  Each party to this Assignment and Assumption acknowledges and agrees by its execution hereof that in addition to the other exculpations contemplated by the Credit Agreement, the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind of nature whatsoever incurred or suffered by any Person (including any party hereto) in connection with compliance or non-compliance with Section 11.15(a)(iii) of the Credit Agreement, including any purported assignment exceeding the limitation set forth therein or any assignment’s being deemed null and void thereunder.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

(27)  Insert only if an Affiliated Lender is an Assignee under this Assignment and Assumption.

E-1 - 7

EXHIBIT E-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

[To be attached]

Form of Administrative Questionnaire

E-2 - 1

EXHIBIT F-1

OPINION OF LATHAM & WATKINS LLP

[Effective Date]

[To be separately provided]

Opinion of Latham & Watkins LLP

F-1 - 1

EXHIBIT F-2

OPINION OF LATHAM & WATKINS LLP

[Closing Date]

[To be separately provided]

Opinion of Latham & Watkins LLP

F-1 - 1

EXHIBIT F-3

OPINION OF [   ]

[To be separately provided]

For any Designated Subsidiary that is a Domestic Subsidiary, opinions substantially in the form of Exhibits F-1 and F-2.

For any Designated Subsidiary that is not a Domestic Subsidiary, opinions from the various foreign local counsel should include, subject to customary qualifications and to the extent customary in such jurisdiction, favorable opinions in respect of the law of the relevant foreign jurisdiction with respect to the following matters:

1.  Status: due incorporation of the relevant Borrower (if the concept exists in the jurisdiction), valid existence and good standing (if the concept exists in the jurisdiction), corporate power and authority, due authorization, execution and delivery.

2.  No conflicts:  no violation of charter documents, laws, rules, regulations of general applicability, and, if local counsel are a position to include these, orders and contracts.

3.  Consent: no consents, approvals, filings, registrations etc. from any local governmental or regulatory authority required in connection with the agreement or its enforceability.

4.  Litigation: if opinion giver is in-house counsel, no action, suit or proceeding etc. that in questions the validity of the agreements (otherwise, such opinion shall not be required).

5.  Taxes: no stamp, registration or similar tax or charge is payable in connection with the execution or enforcement of the credit agreement.  All amounts payable under the credit agreement may be made free and clear, and without any deduction of withholding tax in the relevant jurisdiction.

6.  No immunity: neither the company nor its property have any right of immunity from judicial proceedings in the relevant jurisdiction.

7.  Application of governing law: the courts of the relevant jurisdiction will recognize the choice of laws of the State of New York as the governing law of the credit agreement and the choice will be upheld as a valid choice of law by the courts of the relevant jurisdiction and applied by those courts in any proceeding relating to the credit agreement as the governing law thereof.

Opinion of [   ]

F-2 - 1

8.  Submission to jurisdiction: submission to jurisdiction of courts of the State of New York contained in agreement is valid and binding on the company.

9.  Enforcement of judgments: enforcement of judgments obtained in the courts of the State of New York.

10.  No adverse consequences: neither the administrative agent nor any lender will be deemed to be resident, domiciled or carrying on business in the relevant jurisdiction merely by reason of the execution, performance, enforcement etc. of the credit agreement.

11.  Qualifications to do business: it is not necessary for enforcement of the credit agreement, or by reason of entering into the credit agreement, that the administrative agent or any lender be licensed or qualified to carry on business in the jurisdiction.

F-2 - 2

EXHIBIT G

FORM OF SOLVENCY CERTIFICATE

[   ], 2013

This Solvency Certificate is being executed and delivered pursuant to that certain Credit Agreement, dated as of November 20, 2013  (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Molex Electronic Technologies, LLC, a Delaware limited liability company (the “Company”), the Lenders from time to time party thereto, the L/C Issuers and JPMorgan Chase Bank, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

I, [   ], the Chief Financial Officer of the Company, in such capacity and not in an individual capacity, hereby certify as follows:

1. I am generally familiar with the businesses and assets of the Company and its Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Company pursuant to the Agreement; and

2. As of the date hereof and after giving effect to the Transaction, (a) the Company and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) the Company and its Subsidiaries, on a consolidated basis, do not intend to, and do not believe (nor should they reasonably believe) that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they become due (whether at maturity or otherwise), (c) the Company and its Subsidiaries, on a consolidated basis, do not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted (and reflected in the financial projections concerning the Company and its Subsidiaries that have been made available to the Lenders) and are proposed to be conducted following the date hereof, (d) the fair value of the property of the Company and its Subsidiaries, on a consolidated basis (including, for the avoidance of doubt, property consisting of the residual equity value of the Company’s or any of its Subsidiaries’ subsidiaries), is greater than the total amount of liabilities, including without limitation, contingent liabilities of the Company and its Subsidiaries, on a consolidated basis, (e) the present fair salable value of the assets of the Company and its Subsidiaries, on a consolidated basis (including, for the avoidance of doubt, property consisting of the residual equity value of the Company’s or any of its Subsidiaries’ subsidiaries), is greater than the amount that will be required to pay the probable liability of the Company and its Subsidiaries, on a consolidated basis, on the sum of their debts and other liabilities, including contingent liabilities, and (f) the Company and its Subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under the Bankruptcy Code of the United States of America, as amended from time to time, and applicable laws relating to fraudulent transfers and conveyances.  The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name:
Title:

[Signature Page to Solvency Certificate]

EXHIBIT H

FORM OF DESIGNATION AGREEMENT

[DATE]

To each of the Lenders

  parties to the Credit Agreement

  (as defined below) and to JPMorgan Chase Bank, N.A.,

  as Administrative Agent for such Lenders

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November 20, 2013  (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Molex Electronic Technologies, LLC, a Delaware limited liability company (the “Company”), the Lenders from time to time party thereto, the L/C Issuers and JPMorgan Chase Bank, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

Please be advised that the Company hereby designates its undersigned Subsidiary, [                        ] (the “Designated Subsidiary”), as a “Designated Subsidiary” under and for all purposes of the Credit Agreement.

The Designated Subsidiary, in consideration of each Lender’s agreement to extend credit to it under and on the terms and conditions set forth in the Credit Agreement, does hereby assume each of the obligations imposed upon a “Designated Subsidiary” and a “Borrower” under the Credit Agreement and agrees to be bound by the terms and conditions of the Credit Agreement.  In furtherance of the foregoing, the Designated Subsidiary hereby represents and warrants to each Lender as follows:

(a)                                 The Designated Subsidiary (i) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own or lease its material assets and carry on its business and (B) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (iii) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (ii)(A) or (iii), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)                                 The execution and delivery by the Designated Subsidiary of this Designation Agreement, and the performance by the Designated Subsidiary of its obligations under the Loan

Documents to which it is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms of any of the Designated Subsidiary’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (A) any Contractual Obligation to which the Designated Subsidiary is a party or affecting the Designated Subsidiary or the properties of the Designated Subsidiary or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Designated Subsidiary or its property is subject; or (iii) violate any Law, except in each case referred to in clause (ii) or (iii), to the extent that failure to do so would not reasonably be expected, in the aggregate, to have a Material Adverse Effect.

(c)                                  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Designated Subsidiary of this Designation Agreement or any other Loan Document.

(d)                                 This Designation Agreement has been, and each other Loan Document to which the Designated Subsidiary is a party, when delivered hereunder, will have been, duly executed and delivered by the Designated Subsidiary.  This Designation Agreement constitutes, and each other Loan Document to which the Designated Subsidiary is a party when so delivered will constitute, a legal, valid and binding obligation of the Designated Subsidiary, enforceable against the Designated Subsidiary in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally and by equitable principles.

[(e)                              The Designated Subsidiary is not classified as an Anti-Social Group (as defined below), does not have any Anti-Social Relationship (as defined below) and has not engaged in Anti-Social Conduct (as defined below), whether directly or indirectly through a third party.

“Anti-Social Conduct” means:

(i)                                     a demand and conduct with force and arms;

(ii)                                  an unreasonable demand and conduct having no legal cause;

(iii)                               threatening or committing violent behavior relating to its business transactions;

(iv)                              an action to defame the reputation or interfere with the business of any Lender by spreading rumor, using fraudulent means or resorting to force; or

(v)                                 other actions similar or analogous to any of the foregoing in any jurisdiction;

“Anti-Social Group” means:

(i)                                     an organized crime group (as defined in the Law relating to Prevention of Unjustifiable Acts by Gang Members of Japan (Law No. 77 of 1991, as amended));

(ii)                                  a member of an organized crime group;

(iii)                               a person who used to be a member of an organized crime group but has only ceased to be a member of an organized crime group for a period of less than 5 years;

(iv)                              quasi-member of an organized crime group (bouryokudan jun-kosei-in);

(v)                                 a related or associated company of an organized crime group;

(vi)                              a corporate racketeer or blackmailer advocating social cause or a special intelligence organized crime group; or

(vii)                           a member of any other criminal force similar or analogous to any of the foregoing in any jurisdiction;

“Anti-Social Relationship” means in relation to a person:

(i)                                     an Anti-Social Group controls its management;

(ii)                                  an Anti-Social Group is substantively involved in its management;

(iii)                               it has entered into arrangements with an Anti-Social Group for the purpose of, or which have the effect of, unfairly benefiting itself or a third party or prejudicing a third party;

(iv)                              it is involved in the provision of funds or other benefits to an Anti-Social Group; or

(v)                                 any of its directors or any other person who is substantively involved in its management has a socially objectionable relationship with an Anti-Social Group.

(f)                                   The Designated Subsidiary (i) maintains at least ¥300,000,000.00 in paid-in capital, (ii) has a net worth of at least ¥1,000,000,000.00 as per its latest balance sheet, or (iii) is otherwise exempt from the requirements of the Interest Rate Restriction Act of Japan.](28)

The Designated Subsidiary hereby agrees that service of process in any action or proceeding brought in any New York State court or in federal court arising out of or relating to the Credit Agreement may be made upon the Company at its offices at [   ] Attention: [   ] (the “Process Agent”) and the Designated Subsidiary hereby irrevocably appoints the Process Agent to give any notice of any such service of process, and agrees that the failure of the Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon.

The Company hereby accepts such appointment as Process Agent and agrees that (i) the Company will maintain an office in [   ] through the Maturity Date or will give the Administrative Agent prompt notice of any change of such address of the Company, (ii) the Company will perform its duties as Process Agent to receive on behalf of [the][each undersigned] Designated Subsidiary and its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any New York State or federal court sitting in New York City arising out of or relating to the Credit Agreement and (iii) the Company will forward forthwith to [the][each undersigned] Designated Subsidiary at its address at [                                      ](29) or, if different, its then current address, copies of

(28)  To be included for any Designated Subsidiary organized under the laws of Japan.

(29)  To include address of each Designated Subsidiary.

any summons, complaint and other process which the Company received in connection with its appointment as Process Agent.

This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

MOLEX ELECTRONIC TECHNOLOGIES, LLC, a Delaware limited liability company, as the Company

By
Name:
Title:

[NAME OF THE DESIGNATED SUBSIDIARY]

By
Name:
Title:

[Signature Page to Designation Agreement]